                                                               FILED PURSUANT TO
                                                                  RULE 424(b)(3)
                                                              FILE NO: 333-83933

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.
            SUPPLEMENT NO. 3 DATED APRIL 25, 2000 TO THE PROSPECTUS
                            DATED DECEMBER 20, 1999


         This document supplements, and should be read in conjunction with, the prospectus of Wells Real Estate Investment Trust, Inc. dated December 20, 1999, as supplemented and amended by Supplement No. 2 dated March 15, 2000. When we refer to the "prospectus" in this supplement, we are also referring to any and all supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

         The purpose of this supplement is to describe the following:

         (1) The status of the offering of shares of common stock of Wells Real Estate Investment Trust, Inc. (Wells REIT);

         (2) The acquisition of an office building in Scottsdale, Arizona leased to Dial Corporation (Dial Building);

         (3) The acquisition of an office building in Tempe, Arizona leased to ASM Lithography, Inc. (ASML Building);

         (4) The acquisition of an office building in Tempe, Arizona leased to Motorola, Inc. (Motorola Building);

         (5)   The status of the Matsushita project;

         (6)   The status of the ABB Richmond project;

         (7) Revisions to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the prospectus;

         (8) Updated audited financial statements of the Wells REIT, audited statements of revenue over operating expenses for the Dial Building, the ASML Building and the Motorola Building and unaudited pro forma financial information of the Wells REIT; and

         (9)   Updated prior performance tables.

Status of the Offering

         We commenced our initial public offering of common stock on January 30, 1998. Our initial public offering was terminated on December 20, 1999. We received approximately $132,181,919 in gross offering proceeds from the sale of 13,218,192 shares in our initial public offering.

         Pursuant to the prospectus, we commenced a second offering of common stock on December 20, 1999. As of April 20, 2000, we had received an additional $34,905,285 in gross offering proceeds from the sale of 3,490,528 shares in the second offering. Accordingly, as of

April 20, 2000, we had received in the aggregate approximately $167,087,204 in gross offering proceeds from the sale of 16,708,720 shares of our common stock.

Acquisition of Real Properties

         On March 29, 2000, Wells Operating Partnership, L.P. (Wells OP), our operating partnership, purchased three office buildings located in the Scottsdale/Tempe area from Ryan Companies US, Inc. (Ryan). Ryan is not in any way affiliated with the Wells REIT or its advisor.

         The city of Scottsdale is located eight miles northeast of the center of Phoenix and is an integral part of metropolitan Phoenix. The city was incorporated in June 1951, but has experienced most of its growth since 1960. The city's expansion has been forced to the north, due to the physical restrictions imposed on the west, south, and east by the city limits of Phoenix, Tempe, and the Salt River Indian Reservation, respectively. Scottsdale is a vibrant city with a national and international reputation. Further contributing to Scottsdale's growth is its popularity as a destination stop for tourists. Over 6 million people per year visit Scottsdale and provide an economic impact of over $2 billion annually.

         Tempe is the fifth largest city in Arizona and has developed from a small college town and bedroom community into a thriving city with a strong diversified economy. It is home to Arizona State University, the fourth largest university in the nation. Known for its highly educated populace, Tempe is a sophisticated city and a center for learning, culture and technology. Tempe has developed a multifaceted economic base, including 750 manufacturing firms with more than 32,000 employees that produce electronics, semiconductors, computers and computer software. MircroAge, Avnet and America West Airlines all have their corporate headquarters in Tempe.

The Dial Building

Purchase of the Dial Building. On March 29, 2000, Wells OP purchased a two story
-----------------------------
office building with approximately 129,689 rentable square feet located at 15501
N. Dial Boulevard, Scottsdale, Maricopa County, Arizona (Dial Building) from Ryan pursuant to that certain Agreement of Purchase and Sale of Property between Ryan and our advisor.

         The rights under the Dial contract were assigned to Wells OP by our advisor at closing. The purchase price paid for the Dial Building was $14,250,000. Wells OP also incurred additional acquisition expenses in connection with the purchase of the Dial Building, including attorneys' fees, loan fees, recording fees and other closing costs, of approximately $35,712.

Description of the Building and the Site. As set forth above, the Dial Building
----------------------------------------
is a two story office building containing approximately 129,689 rentable square feet. The Dial Building, which was completed in 1997, is located on an approximately 8.8 acre tract of land within the Scottsdale Airpark Development. The Airpark Development serves as headquarters for over 25 national and regional companies and is the work place for more than 30,000 employees.

         The Dial Building consists of 101,598 square feet on the first floor and 28,091 square feet on the second floor. The Dial Building also contains a 1,481 square foot central plant. The building is constructed of painted concrete tilt-up panels with a glass curtain wall at the main lobby entrance. The roofing consists of a wood truss system with wood roof decking supported by steel columns.

         An independent appraisal of the Dial Building was prepared by CB Richard Ellis, Inc., real estate appraisers, as of February 29, 2000, pursuant to which the market value of the land and the leased fee interest subject to the Dial lease (described below) was estimated to be $14,350,000, in cash or terms equivalent to cash. This value estimate was based upon a number of assumptions, including that the Dial Building will continue operating at a stabilized level with Dial Corporation (Dial) occupying 100% of the rentable area, and is not necessarily an accurate reflection of the fair market value of the property or the net proceeds which would result from an immediate sale of this property. Wells OP also obtained an environmental report and an engineering inspection report prior to the closing evidencing that the condition of this land and the Dial Building were satisfactory.

The Dial Lease. The entire 129,689 rentable square feet of the Dial Building is
--------------
currently under a net lease agreement with Dial. The landlord's interest in the Dial lease was assigned to Wells OP at the closing. The Dial lease commenced on August 14, 1997, and the initial term expires on August 31, 2008. Dial has the right to extend the Dial lease for two additional five year periods of time at 95% of the then current fair market rental rate. The annual rent payable for the initial term of the Dial lease is $1,387,672.

         Under the Dial lease, Dial is required to pay as additional monthly rent its electricity costs and all operating costs, including, but not limited to, garbage and waste disposal, janitorial service, security, insurance premiums, all taxes, assessments and other governmental levies and such other operating costs with respect to the Dial Building. In addition, Dial is responsible for all routine maintenance and repairs to its portion of the Dial Building. Wells OP, as landlord, is responsible for maintaining the common and service areas of the Dial Building and the repair and replacement of the roof, foundation, exterior windows, load bearing items, exterior surface walls, plumbing, pipes and conduits located in the common and service areas, central heating, ventilation and air conditioning systems, and electrical, mechanical and plumbing systems of the Dial Building. Additionally, the Dial lease grants the tenant a right of first refusal to purchase the Dial Building if Wells OP attempts to sell the property during the term of the lease.

         Dial currently has its headquarters in the Dial Building and is one of the leading consumer product manufacturers in the United States. Dial's brands include Dial soap, Purex detergents, Renuzit air fresheners, Armour canned meats, and a variety of other leading consumer products. During the fiscal year 1999, Dial had net income of $116 million on revenues of over $1.7 billion and a net worth of over $411 million.

The ASML Building

         Purchase of the ASML Building. On March 29, 2000, Wells OP purchased a
         -----------------------------
two story office building with approximately 95,133 rentable square feet located at 8555 South River Parkway, Tempe, Maricopa County, Arizona (ASML Building) from Ryan pursuant to that certain Agreement of Purchase and Sale of Property between Ryan and our advisor.

         The rights under the ASML contract were assigned to Wells OP by our advisor at closing. The purchase price paid for the ASML Building was $17,355,000. Wells OP also incurred additional acquisition expenses in connection with the purchase of the ASML Building, including attorneys' fees, recording fees, loan fees, and other closing costs, of approximately $48,875.

Description of the Building and the Site. As set forth above, the ASML Building
----------------------------------------
is a two story office and warehouse building containing approximately 95,133 rentable square feet consisting of 60,953 square feet on the first floor and 34,180 square feet on the second floor. The ASML Building is constructed of painted concrete tilt-up panels with glass curtain walls and an exterior insulated finish system (EIFS) on a reinforced concrete foundation system. The roofing system consists of a steel beam with steel roof decking system supported by steel columns.

         The ASML Building, which was completed in June 1995, is located on a
9.51 acre tract of land within the Arizona State University Research Park (Research Park). The land upon which the ASML Building is situated is subject to a long-term ground lease (as described below) with Price-Elliott Research Park, Inc. (Price-Elliott). At closing, Wells OP was assigned and assumed all of the tenant's rights, duties and obligations under the ASML ground lease.

         An independent appraisal of the ASML Building was prepared by CB Richard Ellis, Inc., real estate appraisers, as of March 1, 2000, pursuant to which the market value of the land and the leased fee interest subject to the ASML lease (described below) was estimated to be $17,500,000, in cash or terms equivalent to cash. This value estimate was based upon a number of assumptions, including that the ASML Building will continue operating at a stabilized level with ASM Lithography, Inc. (ASML) occupying 100% of the rentable area, and is not necessarily an accurate reflection of the fair market value of the property or the net proceeds which would result from an immediate sale of this property. Wells OP also obtained an environmental report and an engineering inspection report prior to the closing evidencing that the condition of this land and the ASML Building were satisfactory.

The ASML Lease. The entire 95,133 rentable square feet of the ASML Building is
--------------
currently under a net lease agreement with ASML. The landlord's interest in the ASML lease was assigned to Wells OP at the closing. The ASML lease commenced on June 4, 1998, and the initial term expires on June 30, 2013. ASML has the right to extend the ASML lease for two additional five year periods of time at the then prevailing market rental rate, but in no event less than the rate in force at the end of the preceding lease term.

         ASML is a wholly-owned subsidiary of ASM Lithography Holdings NV (ASML Holdings), a Dutch multi-national corporation that supplies lithography systems used for printing integrated circuit designs onto very thin disks of silicon, commonly referred to as wafers. These systems are supplied to integrated circuit manufacturers throughout the United States, Asia, and Western Europe. ASML Holdings is 24% owned by Philips Electronics and has strategic partnerships with a number of major companies including Lucent Technologies, Applied Materials, Samsung, Hyundai and Motorola. During the fiscal year 1999, ASML Holdings had net income of $81.3 million on revenues of over $1.2 Billion and a net worth of over $615 million. ASML Holdings is the guarantor of the ASML lease.

         The base rent payable for the ASML Building, out of which Wells OP will be required to make the ground lease payments described below, is as follows:


         -------------------------------------------------------------------------------
           Lease Year                   Annual Base Rent          Monthly Base Rent
         -------------------------------------------------------------------------------
           1 thru 5                     $  1,927,788              $  160,649
         -------------------------------------------------------------------------------
           6 thru 10                    $  2,130,124              $  177,510
         -------------------------------------------------------------------------------
           11 thru 15                   $  2,354,021              $  196,168
         -------------------------------------------------------------------------------

         Under the ASML lease, ASML is required to pay as additional monthly rent all utility costs, and operating costs, including, but not limited to, insurance premiums, general and special real estate taxes, assessments, and other governmental levies and such other operating costs with respect to the ASML Building, including those pertaining to the ASML ground lease. In addition, ASML is responsible for all routine maintenance and repairs to the ASML Building. ASML is responsible for maintaining the common and service areas of the ASML Building and ordinary repair and replacement of the roof, foundation, exterior surface walls, plumbing, pipes and conduits located in the common and service areas, central heating, ventilation and air conditioning systems, and electrical, mechanical and plumbing systems of the ASML Building. Notwithstanding the above, Wells OP is responsible for capital improvements, alterations or expenditures, depreciation, damages due to fire or other casualty, and repairs related to any defect in design, materials, or workmanship of the ASML Building.

         ASML has an expansion option which allows ASML the ability to expand the building into at least an additional 30,000 rentable square feet, to be constructed by Wells OP. If the expansion option exercised is for less than 30,000 square feet, Wells OP may reject the exercise at its sole discretion. In the event that ASML exercises its expansion option after the first five years of the initial lease term, such lease term will be extended to 10 years from the date of such expansion.

The ASML Ground Lease. The ASML ground lease commenced on August 22, 1997, and
---------------------
expires on December 31, 2082. The ground lease payments required pursuant to the ASML ground lease are as follows:

          ---------------------------------------------------------------------------
            Lease Years               Annual Rent
          ---------------------------------------------------------------------------
             Years 1 to 15             $ 186,368
          ---------------------------------------------------------------------------
             Years 16 to 25            $ 273,340
          ---------------------------------------------------------------------------
             Years 26 to 35            $ 356,170
          ---------------------------------------------------------------------------
             Years 36 to 45            10% of Fair Market Value of Land in year 35
          ---------------------------------------------------------------------------
             Years 46 to 55            Rent from year 45 plus 3% per year increase
          ---------------------------------------------------------------------------
             Years 56 to 65            Rent from year 55 plus 3% per year increase
          ---------------------------------------------------------------------------
             Years 66 to 75            10% of Fair Market Value in Year 65
          ---------------------------------------------------------------------------
             Years 76 to 85            Rent from year 75 plus 3% per year increase
          ---------------------------------------------------------------------------

         Wells OP has the right to terminate the ASML ground lease prior to the expiration of the 30/th/ year, and prior to the expiration of each subsequent ten-year period thereafter.

The Motorola Building

Purchase of the Motorola Building. On March 29, 2000, Wells OP purchased a two
---------------------------------
story office building with approximately 133,225 rentable square feet located at 8075 South River Parkway, Tempe, Maricopa County, Arizona (Motorola Building) from Ryan pursuant to that certain Agreement of Purchase and Sale of Property between Ryan and our advisor.

         The rights under the Motorola contract were assigned to Wells OP by our advisor at closing. The purchase price paid for the Motorola Building was $16,000,000. Wells OP also incurred additional acquisition expenses in connection with the purchase of the Motorola Building, including attorneys' fees, recording fees, loan fees, and other closing costs, of approximately $36,622.

Description of the Building and Site. As set forth above, the Motorola Building
------------------------------------
is a two story office building containing approximately 133,225 rentable square feet with approximately 66,877 gross square feet on each floor. The Motorola Building was completed in July 1998, and is located on a 12.44 acre tract of land within the Research Park. The land upon which the Motorola building is situated is subject to a long-term ground lease (as described below) with Price-Elliott. At closing, Wells OP was assigned and assumed all of tenant's rights, duties and obligations under the Motorola ground lease.

         The Motorola Building is constructed using painted light-sand and fine pebble exterior insulted finish system (EIFS) on steel framing with some concrete masonry unit block. The Motorola Building also contains one-quarter inch high-performance tinted glass covering approximately 50% of the Motorola Building's exterior with several full height sections on a reinforced concrete foundation system. The roofing system consists of steel beams with steel roof decking system supported by steel columns.

         An independent appraisal of the Motorola Building was prepared by CB Richard Ellis, Inc., real estate appraisers, as of March 1, 2000, pursuant to which the market value of the land and the leased fee interest subject to the Motorola lease (described below) was estimated to be $16,150,000, in cash or terms equivalent to cash. This value estimate was based upon a number of assumptions, including that the Motorola Building will continue operating at a stabilized level with Motorola, Inc. (Motorola) occupying 100% of the rentable area, and is not necessarily an accurate reflection of the fair market value of the property or the net proceeds which would result from an immediate sale of this property. Wells OP also obtained an environmental report and an engineering inspection report prior to the closing evidencing that the condition of this land and the Motorola Building were satisfactory.

The Motorola Lease. The entire 133,225 rentable square feet of the Motorola
------------------
Building is currently under a net lease agreement with Motorola. The landlord's interest in the Motorola lease was assigned to Wells OP at the closing. The Motorola lease commenced on August 17, 1998, and the initial term expires on August 31, 2005. Motorola has the right to extend the Motorola lease for four additional five-year periods of time at the then prevailing market rental rate.

         The Motorola Building is occupied by Motorola's Satellite Communications Division (SATCOM). SATCOM is a worldwide developer and manufacturer of space and ground communications equipment and systems. This division is the prime contractor for the Iridium system and is primarily engaged in computer design and development functions. Motorola, a New York Stock Exchange Company, had net income of $891 million on revenues of $33.1 billion for the fiscal year 1999, and has a net worth of over $18.7 billion.

         The rent payable under the Motorola lease, out of which Wells OP will be required to make the ground lease payments described below, is as follows:

         ----------------------------------------------------------------------------------
            Lease Year                   Annual Base Rent          Monthly Base Rent
         ----------------------------------------------------------------------------------
            1 thru 4                     $  1,843,834              $ 153,653
         ----------------------------------------------------------------------------------
            5 thru 7                     $  2,054,329              $ 171,194
         ----------------------------------------------------------------------------------

         Under the Motorola lease, Motorola is required to pay as additional monthly rent all operating costs, including, but not limited to, garbage and waste disposal, central heating, ventilation and air conditioning systems, janitorial service, security, insurance premiums for comprehensive general public liability insurance, real estate taxes, assessments and other governmental levies and such other operating costs with respect to the Motorola Building. In addition, Motorola is responsible for all routine maintenance and repairs to the Motorola Building, including maintaining the common and service areas. Wells OP is responsible for structural repair and replacement of the roof, foundation, and exterior surface walls. Wells OP is also responsible for maintaining property damage insurance for damage to the building by fire and other risks.

         Motorola has an expansion option which allows Motorola the ability to expand the building between 21,000 and 40,000 rentable square feet with additional parking spaces to be constructed by Wells OP. Motorola must exercise its expansion right before August 17, 2001. In the event that Motorola exercises its expansion option, the rent on the expansion space will be calculated based upon a 10.5% return on costs of the expansion, including construction costs, and Wells OP will be entitled to a development fee in an amount equal to 8% of the cost of the construction of the expansion building shell.

The Motorola Ground Lease. The Motorola ground lease commenced November 19,
-------------------------
1997, and expires on December 31, 2082. The ground lease payments required pursuant to the Motorola ground lease are as follows:

      ----------------------------------------------------------------------------
        Lease Years            Annual Rent
      ----------------------------------------------------------------------------
        Years 1 to 15          $ 243,825
      ----------------------------------------------------------------------------
        Years 16 to 25         $ 357,240
      ----------------------------------------------------------------------------
        Years 26 to 35         $ 466,015
      ----------------------------------------------------------------------------
        Years 36 to 45         10% of Fair Market Value of Land in year 35
      ----------------------------------------------------------------------------
        Years 46 to 55         Rent from year 45 plus 3% per year increase
      ----------------------------------------------------------------------------
        Years 56 to 65         Rent from year 55 plus 3% per year increase
      ----------------------------------------------------------------------------
        Years 66 to 75         10% of Fair Market Value in year 65
      ----------------------------------------------------------------------------
        Years 76 to 85         Rent from year 75 plus 3% per year increase
      ----------------------------------------------------------------------------

         Wells OP has the right to terminate the Motorola ground lease prior to the expiration of the 30/th/ year and prior to the expiration of each subsequent 10-year period thereafter.

Property Management Fees.

         Wells Management Company, Inc. (Wells Management), an affiliate of the advisor, has been retained to manage and lease the Dial Building, the ASML Building and the Motorola Building. Wells REIT shall pay management and leasing fees to Wells Management in the amount of 4.5% of gross revenues from each of these buildings.

Financing for the Arizona Buildings

         The aggregate purchase price paid for the three Arizona buildings was $47,605,000. The aggregate amount of $47,726,209 required to close the acquisition of the Arizona buildings consisted of (a) $7,226,209 in cash funded from a capital contribution by the Wells REIT, (b) $9,000,000 in loan proceeds obtained from a revolving credit facility established with SouthTrust Bank, N.A. (SouthTrust Loan), (c) $26,500,000 in loan proceeds obtained from a revolving credit facility established with Bank of America, N.A. (BOA Loan), and (d) $5,000,000 in loan proceeds provided by Ryan as seller financing in connection with the purchase of the Motorola Building (Ryan Loan).

Description of SouthTrust Loan. The SouthTrust Loan requires monthly payments of
------------------------------
interest only and matures on December 31, 2000. The interest rate on the SouthTrust Loan is an annual variable rate equal to the London InterBank Offered Rate for a thirty day period plus 200 basis points. The current interest rate under the SouthTrust Loan is 8.13% per annum. The SouthTrust Loan is secured by a first mortgage against the PWC Building located in Tampa, Florida, which was purchased by Wells OP on December 31, 1998. As of March 31, 2000, the outstanding principal balance of the SouthTrust Loan was $11,320,000.

Description of BOA Loan. The BOA Loan requires monthly payments of interest only
-----------------------
and matures on February 1, 2001. The interest rate on the BOA Loan is an annual variable rate equal to the London InterBank Offered Rate for a thirty day period plus 200 basis points. The current interest rate under the BOA is 8.13% per annum. The BOA Loan is secured by a first mortgage against the AT&T Building (formerly the Vanguard Cellular Building) located in Harrisburg, Pennsylvania, which was purchased by Wells OP on February 4, 1999, and the Videojet Building located in Wood Dale, Illinois, which was purchased by Wells OP on September 10, 1999. As of March 31, 2000, the outstanding principal balance of the BOA Loan was $26,660,798.

Description of Ryan Loan. The Ryan Loan requires monthly payments of interest
------------------------
only and matures on April 1, 2001. The interest rate on the Ryan Loan is 9.00% per annum, and is secured by a first mortgage against the Motorola Building.

Status of the Matsushita Project

         The construction of the Matsushita project consisting of the approximately 150,000 square foot office building in Lake Forest, California is complete. Matsushita Avionics Systems Corporation commenced its lease on January 4, 2000 and is currently paying monthly base rent based upon the budgeted construction amount of $18,400,000.

Status of the ABB Richmond Project

         As of April 20, 2000, Wells REIT, LLC - VA I (Wells LLC), a limited liability company wholly owned by Wells OP, had spent approximately $5,714,000 towards the construction of the approximately 100,000 square foot office building in Richmond, Virginia. The ABB Richmond project is approximately 50% complete and is expected to be completed in June 2000. We estimate that the aggregate cost and expenses to be incurred by Wells LLC with respect to the acquisition and construction of the ABB Richmond project will total approximately $11,560,000.

Management's Discussion and Analysis of Financial Condition and Results of Operation

         The information contained on page 97 in the "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" section of the prospectus is revised as of the date of this supplement by the deletion of the first paragraph of that section and the insertion of the following paragraphs in lieu thereof:

                  We received approximately $132,181,919 in gross offering proceeds from the sale of 13,218,192 shares of common stock in our initial public offering, which commenced on January 30, 1998 and was terminated on December 20, 1999. Of the $132,181,919 raised in the initial offering, we invested a total of $111,032,812 in properties.

                  Pursuant to the prospectus, we commenced this second offering of shares of our common stock on December 20, 1999. As of April 20, 2000, we had received an additional $34,905,285 in gross offering proceeds from the sale of 3,490,528 shares in the second offering.

                  As of April 20, 2000, we had received in the aggregate approximately $167,087,204 in gross offering proceeds from the sale of 16,708,720 shares of our common stock. As of April 20, 2000, we had repurchased 17,143 shares of common stock through our share redemption program resulting in gross offering proceeds of $166,915,777 net of such shares repurchased. Out of this amount, as of April 20, 2000, we had paid $5,848,052 in acquisition and advisory fees and acquisition expenses, had paid $20,885,901 in selling commissions and organizational and offering expenses, had invested $128,842,937 in properties and were holding net offering proceeds of $11,510,314 available for investment in additional properties.

Financial Statements and Prior Performance Tables

         The financial statements of the Wells REIT as of December 31, 1999 and 1998, and for each of the years in the two year period ended December 31, 1999, included in this supplement and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this supplement in reliance upon the authority of said firm as experts in giving said report.

         The statements of revenues over certain operating expenses of the Dial Building, the ASML Building and the Motorola Building for the year ended December 31, 1999, included in this supplement and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this supplement in reliance upon the authority of said firm as experts in giving said reports. The proforma financial information for the Wells REIT as of December 31, 1999 and for the year ended December 31, 1999, which are included in this supplement, have not been audited.

         The prior performance tables dated as of December 31, 1999, which are included in this supplement, have not been audited.

          INDEX TO FINANCIAL STATEMENTS AND PRIOR PERFORMANCE TABLES

                                                                                     Page
                                                                                     ----
Wells Real Estate Investment Trust, Inc. and Subsidiary
         Audited Financial Statements
         ----------------------------
                  Report of Independent Public Accountants                             12

                  Consolidated Balance Sheets as of December 31, 1999 and
                  December 31, 1998                                                    13

                  Consolidated Statements of Income for the years ended
                  December 31, 1999 and December 31, 1998                              14

                  Consolidated Statements of Shareholders' Equity for the
                  years ended December 31, 1999 and December 31, 1998                  15

                  Consolidated Statements of Cash Flows for the years ended
                  December 31, 1999 and December 31, 1998                              16

                  Notes to Consolidated Financial Statements                           17

Dial Building
         Audited Financial Statements
         ----------------------------
                  Report of Independent Public Accountants                             40

                  Statement of Revenues Over Certain Operating Expenses
                  for the year ended December 31, 1999                                 41

                  Notes to Statement of Revenues Over Certain Operating
                  Expenses for the year ended December 31, 1999                        42

ASML Building
         Audited Financial Statements
         ----------------------------
                  Report of Independent Public Accountants                             43

                  Statement of Revenues Over Certain Operating Expenses
                  for the year ended December 31, 1999                                 44

                  Notes to Statement of Revenues Over Certain Operating
                  Expenses for the year ended December 31, 1999                        45

Motorola Building
         Audited Financial Statements
         ----------------------------
                  Report of Independent Public Accountants                             46

                  Statement of Revenues Over Certain Operating Expenses
                  for the year ended December 31, 1999                                 47

                  Notes to Statement of Revenues Over Certain Operating
                  Expenses for the year ended December 31, 1999                        48

                                                                                     Page
                                                                                     ----
Wells Real Estate Investment Trust, Inc.
         Unaudited Pro Forma Financial Statements
         ----------------------------------------
                  Summary of Unaudited Pro Forma Financial Statements                  49

                  Pro Forma Balance Sheet as of December 31, 1999                      50

                  Pro Forma Statement of Income for the year ended
                  December 31, 1999                                                    51

Prior Performance Tables                                                               52

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Wells Real Estate Investment Trust, Inc.:


We have audited the accompanying consolidated balance sheets of WELLS REAL ESTATE INVESTMENT TRUST, INC. (a Maryland corporation) AND SUBSIDIARY as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wells Real Estate Investment Trust, Inc. and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP


/s/ Arthur Andersen LLP
-----------------------

Atlanta, Georgia
January 20, 2000

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                                AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1999 AND 1998


                                          ASSETS
                                                                                          1999             1998
                                                                                      -------------    ------------
REAL ESTATE ASSETS, at cost:
   Land                                                                                $ 14,500,822     $ 1,520,834
   Building, less accumulated depreciation of $1,726,103 and $0 at
      December 31, 1999 and 1998, respectively                                           81,507,040      20,076,845
   Construction in progress                                                              12,561,459               0
                                                                                       ------------     -----------
            Total real estate assets                                                    108,569,321      21,597,679

INVESTMENT IN JOINT VENTURES                                                             29,431,176      11,568,677

CASH AND CASH EQUIVALENTS                                                                 2,929,804       7,979,403

DEFERRED OFFERING COSTS                                                                     964,941         548,729

DEFERRED PROJECT COSTS                                                                       28,093         335,421

DUE FROM AFFILIATES                                                                         648,354         262,345

PREPAID EXPENSES AND OTHER ASSETS                                                         1,280,601         540,319
                                                                                       ------------     -----------
            Total assets                                                               $143,852,290     $42,832,573
                                                                                       ============     ===========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Accounts payable and accrued expenses                                               $    461,300     $   187,827
   Notes payable                                                                         23,929,228      14,059,930
   Dividends payable                                                                      2,166,701         408,176
   Due to affiliate                                                                       1,079,466         554,953
                                                                                       ------------     -----------
            Total liabilities                                                            27,636,695      15,210,886
                                                                                       ------------     -----------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST OF UNIT HOLDER IN OPERATING PARTNERSHIP                                   200,000         200,000
                                                                                       ------------     -----------
SHAREHOLDERS' EQUITY:
   Common shares, $.01 par value; 40,000,000 shares authorized, 13,471,085 shares issued and outstanding at December 31, 1999 and 3,154,136 shares
      issued and outstanding at December 31, 1998                                           134,710          31,541
   Additional paid-in capital                                                           115,880,885      27,056,112
   Retained earnings                                                                              0         334,034
                                                                                       ------------     -----------
            Total shareholders' equity                                                  116,015,595      27,421,687
                                                                                       ------------     -----------
            Total liabilities and shareholders' equity                                 $143,852,290     $42,832,573
                                                                                       ============     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                                AND SUBSIDIARY


                       CONSOLIDATED STATEMENTS OF INCOME

                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                 1999             1998
                                                               --------         --------
REVENUES:
    Rental income                                               $4,735,184       $ 20,994
    Equity in income of joint ventures                           1,243,969        263,315
    Interest income                                                502,993        110,869
    Other income                                                    13,249              0
                                                                ----------       --------
                                                                 6,495,395        395,178
                                                                ----------       --------
EXPENSES:
    Depreciation                                                 1,726,103              0
    Interest expense                                               442,029         11,033
    Operating costs, net of reimbursements                         (74,666)             0
    Management and leasing fees                                    257,744              0
    General and administrative                                     123,776         29,943
    Legal and accounting                                           115,471         19,552
    Computer costs                                                  11,368            616
    Amortization of organizational costs                             8,921              0
                                                                ----------       --------
                                                                 2,610,746         61,144
                                                                ----------       --------
NET INCOME                                                      $3,884,649       $334,034
                                                                ==========       ========
EARNINGS PER SHARE:
    Basic and diluted                                           $     0.50       $   0.40
                                                                ==========       ========

 The accompanying notes are an integral part of these consolidated statements.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                                AND SUBSIDIARY


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                               Common Stock                    Additional                                 Total
                                         -----------------------------          Paid-In              Retained          Shareholders'
                                            Shares           Amount             Capital              Earnings             Equity
                                         ------------     ------------       --------------        -------------       -------------
BALANCE, December 31, 1997                       100       $         1        $         999         $          0      $       1,000

   Issuance of common stock                3,154,036            31,540           31,508,820                    0         31,540,360
   Net income                                      0                 0                    0              334,034            334,034
   Dividends ($.31 per share)                      0                 0             (511,163)                   0           (511,163)
   Sales commissions                               0                 0           (2,996,334)                   0         (2,996,334)
   Other offering expenses                         0                 0             (946,210)                   0           (946,210)
                                         -----------           -------          -----------             --------         ----------
BALANCE, December 31, 1998                 3,154,136            31,541           27,056,112              334,034         27,421,687

   Issuance of common stock               10,316,949           103,169          103,066,321                    0        103,169,490
   Net income                                      0                 0                    0            3,884,649          3,884,649
   Dividends ($.70 per share)                      0                 0           (1,346,240)          (4,218,683)        (5,564,923)
   Sales commissions                               0                 0           (9,801,197)                   0         (9,801,197)
   Other offering expenses                         0                 0           (3,094,111)                   0         (3,094,111)
                                         -----------       -----------        -------------         ------------      -------------
BALANCE, December 31, 1999                13,471,085       $   134,710        $ 115,880,885         $          0      $ 116,015,595
                                         ===========       ===========        =============         ============      =============

The accompanying notes are an integral part of these consolidated statements.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                                AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                         1999                    1998
                                                                                    --------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                       $    3,884,649           $    334,034
                                                                                    --------------           ------------
   Adjustments to reconcile net income to net cash provided by (used in)
      operating activities:
         Equity in income of joint ventures                                              1,243,969)              (263,315)
         Depreciation                                                                    1,726,103                      0
         Amortization of organizational costs                                                8,921                      0
         Changes in assets and liabilities:
            Prepaid expenses and other assets                                             (749,203)              (540,319)
            Accounts payable and accrued expenses                                          273,473                187,827
            Due to affiliates                                                              108,301                  6,224
                                                                                    --------------           ------------
               Total adjustments                                                           123,626               (609,583)
                                                                                    --------------           ------------
               Net cash provided by (used in) operating activities                       4,008,275               (275,549)
                                                                                    --------------           ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in real estate                                                           (85,514,506)           (21,299,071)
   Investment in joint ventures                                                        (17,641,211)           (11,276,007)
   Deferred project costs paid                                                          (3,610,967)            (1,103,913)
   Distributions received from joint ventures                                            1,371,728                178,184
                                                                                    --------------           ------------
               Net cash used in investing activities                                  (105,394,956)           (33,500,807)
                                                                                    --------------           ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable                                                          40,594,463             14,059,930
   Repayments of notes payable                                                         (30,725,165)                     0
   Dividends paid to shareholders                                                       (3,806,398)              (102,987)
   Issuance of common stock                                                            103,169,490             31,540,360
   Sales commissions paid                                                               (9,801,197)            (2,996,334)
   Other offering costs paid                                                            (3,094,111)              (946,210)
                                                                                    --------------           ------------
               Net cash provided by financing activities                                96,337,082             41,554,759
                                                                                    --------------           ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                    (5,049,599)             7,778,403

CASH AND CASH EQUIVALENTS, beginning of year                                             7,979,403                201,000
                                                                                    --------------           ------------
CASH AND CASH EQUIVALENTS, end of year                                              $    2,929,804           $  7,979,403
                                                                                    ==============           ============
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
   Deferred project costs applied to real estate assets                             $    3,183,239           $    298,608
                                                                                    ==============           ============
   Deferred project costs contributed to joint ventures                             $      735,056           $    469,884
                                                                                    ==============           ============
   Deferred offering costs due to affiliate                                         $      416,212           $          0
                                                                                    ==============           ============

 The accompanying notes are an integral part of these consolidated statements.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Wells Real Estate Investment Trust, Inc. (the "Company") is a Maryland corporation that qualifies as a real estate investment trust ("REIT"). The Company is conducting an offering for the sale of a maximum of 40,000,000 (exclusive of 2,200,000 shares available pursuant to the Company's dividend reinvestment plan) shares of common stock, $.01 par value per share, at a price of $10 per share. The Company will seek to acquire and operate commercial properties, including, but not limited to, office buildings, shopping centers, business and industrial parks, and other commercial and industrial properties, including properties which are under construction, are newly constructed, or have been constructed and have operating histories. All such properties may be acquired, developed, and operated by the Company alone or jointly with another party. The Company is likely to enter into one or more joint ventures with affiliated entities for the acquisition of properties. In connection with this, the Company may enter into joint ventures for the acquisition of properties with prior or future real estate limited partnership programs sponsored by Wells Capital, Inc. (the "Advisor") or its affiliates.

     Substantially all of the Company's business is conducted through Wells Operating Partnership, L.P. (the "Operating Partnership"), a Delaware limited partnership. During 1997, the Operating Partnership issued 20,000 limited partner units to the Advisor in exchange for $200,000. The Company is the sole general partner in the Operating Partnership and possesses full legal control and authority over the operations of the Operating Partnership; consequently, the accompanying consolidated financial statements of the Company include the amounts of the Operating Partnership.

     The Operating Partnership owns the following properties directly: (i) the PriceWaterhouseCoopers property (the "PwC Building"), a four-story office building located in Tampa, Florida; (ii) the AT&T Building, a four-story office building located in Harrisburg, Pennsylvania; (iii) the Marconi Data Systems property (the "Marconi Building"), a two-story office building located in Wood Dale, Illinois; and (iv) the Cinemark Building, a five-story office building located in Plano, Texas.

     The Company also owns interests in several properties through a joint venture among the Operating Partnership, Wells Real Estate Fund IX, L.P. ("Wells Fund IX"), Wells Real Estate Fund X, L.P. ("Wells Fund X"), and Wells Real Estate Fund XI, L.P. ("Wells Fund XI"). This joint venture is referred to as the Fund IX, Fund X, Fund XI, and REIT Joint Venture ("Fund IX, X, XI, and REIT Joint Venture"). In addition, the Company owns an interest in several properties through a joint venture between Wells Fund XI, Wells Real Estate Fund XII, L.P. ("Wells Fund XII"), and the Operating Partnership, which is referred to as Wells Fund XI, XII and REIT Joint Venture. The Company owns two properties through a joint venture between the Operating Partnership and Fund X and XI Associates, a joint venture between Wells Fund X and Wells Fund XI.

     Through its investment in the Fund IX, X, XI, and REIT Joint Venture, the Company owns interests in the following properties: (i) a three-story office building in Knoxville, Tennessee (the "ABB Building"), (ii) a two-story office building in Louisville, Colorado (the "Ohmeda Building"),
     (iii) a three-story office building in Broomfield, Colorado (the "360 Interlocken Building"), (iv) a one-story warehouse facility in Ogden, Utah (the "Iomega Building"), and (v) a one-story office building in Oklahoma City, Oklahoma (the "Lucent Technologies Building").

     The following properties are owned by the Company through its investment in a joint venture with Fund X and XI Associates: (i) a one-story office and warehouse building in Fountain Valley, California (the "Cort Furniture Building") owned by Wells/Orange County Associates and (ii) a warehouse and office building in Fremont, California (the "Fairchild Building") owned by Wells/Fremont Associates.

     Through its investment in the Wells Fund XI, XII, and REIT Joint Venture, the Company owns interests in the following properties: (i) a two-story manufacturing and office building in Greenville County, South Carolina (the "EYBL CarTex Building"), (ii) a three-story office building Leawood, Kansas (the "Sprint Building"), (iii) an office and warehouse building in Chester County, Pennsylvania (the "Johnson Matthey Building"), and (iv) a two-story office building in Ft. Myers, Florida (the "Gartner Building").

     Use of Estimates and Factors Affecting the Company

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The carrying values of real estate are based on management's current intent to hold the real estate assets as long-term investments. The success of the Company's future operations and the ability to realize the investment in its assets will be dependent on the Company's ability to maintain rental rates, occupancy, and an appropriate level of operating expenses in future years. Management believes that the steps it is taking will enable the Company to realize its investment in its assets.

     Income Taxes

     The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the taxable year ended December 31, 1998. As a result, the Company generally will not be subject to federal income taxation at the corporate level to the extent it distributes annually at least 95% of its REIT taxable income, as defined in the Code, to its shareholders and satisfies certain other requirements. Additionally, the Operating Partnership is not subject to federal or state income taxes. Accordingly, no provision has been made for federal or state income taxes in the accompanying consolidated financial statements for the years ended December 31, 1999 and 1998.

     Real Estate Assets

     Real estate assets held by the Company and joint ventures are stated at cost less accumulated depreciation. Major improvements and betterments are capitalized when they extend the useful life of the related asset. All repair and maintenance are expensed as incurred.

     Management continually monitors events and changes in circumstances which could indicate that carrying amounts of real estate assets may not be recoverable. When events or changes in circumstances are present which indicate that the carrying amounts of real estate assets may not be recoverable, management assesses the recoverability of real estate assets by determining whether the carrying value of such real estate assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. Management has determined that there has been no impairment in the carrying value of real estate assets held by the Company or the joint ventures as of December 31, 1999.

     Depreciation of building and improvements is calculated using the straight-line method over 25 years. Tenant improvements are amortized over the life of the related lease or the life of the asset, whichever is shorter.

     Investment in Joint Ventures

     Basis of Presentation. The Operating Partnership does not have control over the operations of the joint ventures; however, it does exercise significant influence. Accordingly, the Operating Partnership's investment in the joint ventures is recorded using the equity method of accounting.

     Partners' Distributions and Allocations of Profit and Loss. Cash available for distribution and allocations of profit and loss to the Operating Partnership by the joint ventures are made in accordance with the terms of the individual joint venture agreements. Generally, these items are allocated in proportion to the partners' respective ownership interests. Cash is paid from the joint ventures to the Operating Partnership on a quarterly basis.

     Deferred Lease Acquisition Costs. Costs incurred to procure operating leases are capitalized and amortized on a straight-line basis over the terms of the related leases.

     Revenue Recognition

     All leases on real estate assets held by the Company or the joint ventures are classified as operating leases, and the related rental income is recognized on a straight-line basis over the terms of the respective leases.

     Cash and Cash Equivalents

     For the purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

     Earnings Per Share

     Earnings per share is calculated based on the weighted average number of common shares outstanding during each period. The weighted average number of common shares outstanding is identical for basic and fully diluted earnings per share, as there is no dilutive impact created from the Company's stock option plan (Note 10) using the treasury stock method.

2.   DEFERRED PROJECT COSTS

     The Company paid a percentage of shareholder contributions to the Advisor for acquisition and advisory services. These payments, as stipulated in the prospectus, can be up to 3.5% of shareholder contributions, subject to certain overall limitations contained in the prospectus. Aggregate fees paid through December 31, 1999 were $4,714,880 and amounted to 3.5% of shareholders' contributions received. These fees are allocated to specific properties as they are purchased or developed and are included in capitalized assets of the joint ventures or real estate assets. Deferred project costs at December 31, 1999 and 1998 represent fees not yet applied to properties.

3.   DEFERRED OFFERING COSTS

     Organization and offering expenses, to the extent they exceed 3% of gross offering proceeds, will be paid by the Advisor and not by the Company. Organization and offering expenses do not include sales or underwriting commissions but do include such costs as legal and accounting fees, printing costs, and other offering expenses.

     As of December 31, 1999, the Advisor paid organization and offering expenses on behalf of the Company in the aggregate amount of $5,005,262, of which the Advisor was reimbursed $4,040,321, which did not exceed the 5% limitation. The unpaid portion of deferred offering costs is $964,941 and is included in due to affiliate in the accompanying balance sheet.

4.   RELATED-PARTY TRANSACTIONS

     Due from affiliates at December 31, 1999 represents the Operating Partnership's share of the cash to be distributed from its joint venture investments for the fourth quarter of 1999 and 1998 as follows:

                                                           1999        1998
                                                        ---------   ---------
          Fund IX, X, XI, and REIT Joint Venture        $  32,079   $  38,360
          Wells/Orange County Associates                   75,953      77,123
          Wells/Fremont Associates                        152,681     146,862
          Fund XI, XII, and REIT                          387,641           0
                                                        ---------   ---------
                                                        $ 648,354   $ 262,345
                                                        =========   =========

     The Company entered into a property management agreement with Wells Management Company, Inc. ("Wells Management"), an affiliate of the Advisor. In consideration for supervising the management and leasing of the Operating Partnership's properties, the Operating Partnership will pay Wells Management management and leasing fees equal to the lesser of (a) fees that would be paid to a comparable outside firm, or (b) 4.5% of the gross revenues generally paid over the life of the lease plus a separate competitive fee for the one-time initial lease-up of newly constructed properties generally paid in conjunction with the receipt of the first month's rent. In the case of commercial properties which are leased on a long-term (ten or more years) net lease basis, the maximum property management fee from such leases shall be 1% of the gross revenues generally paid over the life of the leases except for a one-time initial leasing fee of 3% of the gross revenues on each lease payable over the first five full years of the original lease term.

     The Operating Partnership's portion of the management and leasing fees and lease acquisition costs paid to Wells Management by the joint ventures was $336,517 for the year ended December 31, 1999.

     The Advisor performs certain administrative services for the Operating Partnership, such as accounting and other partnership administration, and incurs the related expenses. Such expenses are allocated among the Operating Partnership and the various Wells Real Estate Funds based on time spent on each fund by individual administrative personnel. In the opinion of management, such allocation is a reasonable basis for allocating such expenses.

     The Advisor is a general partner in various Wells Real Estate Funds. As such, there may exist conflicts of interest where the Advisor, while serving in the capacity as general partner for Wells Real Estate Funds, may be in competition with the Operating Partnership for tenants in similar geographic markets.

5.   INVESTMENT IN JOINT VENTURES

     The Operating Partnership's investment and percentage ownership in joint ventures at December 31, 1999 and 1998 are summarized as follows:


                                                                    1999                          1998
                                                         -------------------------      --------------------------
                                                            Amount         Percent         Amount          Percent
                                                         ------------      -------      -------------      -------
     Fund IX, X, XI, and REIT Joint Venture              $  1,388,884         4%        $   1,443,378        4%
     Wells/Orange County Associates                         2,893,112        44             2,958,617       44
     Wells/Fremont Associates                               6,988,210        78             7,166,682       78
     Fund XI, XII, and REIT Joint Venture                  18,160,970        57                     0        0
                                                         ------------                    ------------
                                                         $ 29,431,176                    $ 11,568,677
                                                         ============                    ============


     The following is a rollforward of the Operating Partnership's investment in joint ventures for the years ended December 31, 1999 and 1998:

                                                                               1999               1998
                                                                            -----------        -----------
          Investment in joint ventures, beginning of year                   $11,568,677        $         0
          Equity in income of joint ventures                                  1,243,969            263,315
          Contributions to joint ventures                                    18,376,267         11,745,890
          Distributions from joint ventures                                  (1,757,737)          (440,528)
                                                                            -----------        -----------
          Investment in joint ventures, end of year                         $29,431,176        $11,568,677
                                                                            ===========        ===========

     Fund IX, X, XI, and REIT Joint Venture

     On March 20, 1997, Wells Fund IX and Wells Fund X entered into a joint venture agreement. The joint venture, Fund IX and X Associates, was formed to acquire, develop, operate, and sell real properties. On March 20, 1997, Wells Fund IX contributed a 5.62-acre tract of real property in Knoxville, Tennessee, and improvements thereon, known as the ABB Building, to the Fund IX and X Associates joint venture. A 83,885-square-foot, three-story building was constructed and commenced operations at the end of 1997.

     On February 13, 1998, the joint venture purchased a two-story office building, known as the Ohmeda Building, in Louisville, Colorado. On March 20, 1998, the joint venture purchased a three-story office building, known as the 360 Interlocken Building, in Broomfield, Colorado. On June 11, 1998, Fund IX and X Associates was amended and restated to admit Wells Fund XI and the Operating Partnership. The joint venture was renamed the Fund IX, X, XI, and REIT Joint Venture. On June 24, 1998, the new joint venture purchased a one-story office building, known as the Lucent Technologies Building, in Oklahoma City, Oklahoma. On April 1, 1998, Wells Fund X purchased a one-story warehouse facility, known as the Iomega Building, in Ogden, Utah. On July 1, 1998, Wells Fund X contributed the Iomega Building to the Fund IX, X, XI, and REIT Joint Venture.

Following are the financial statements for the Fund IX, X, XI, and REIT Joint
Venture:

                  The Fund IX, X, XI, and REIT Joint Venture
                           (A Georgia Joint Venture)
                                Balance Sheets
                          December 31, 1999 and 1998

                                    Assets

                                                                                  1999                   1998
                                                                            ----------------       ----------------
Real estate assets, at cost:
    Land                                                                     $    6,698,020         $    6,454,213
    Building and improvements, less accumulated depreciation of
       $2,792,068 in 1999 and $1,253,156 in 1998                                 29,878,541             30,686,845
    Construction in progress                                                              0                    990
                                                                             --------------         --------------
              Total real estate assets                                           36,576,561             37,142,048
Cash and cash equivalents                                                         1,146,874              1,329,457
Accounts receivable                                                                 554,965                133,257
Prepaid expenses and other assets                                                   526,409                441,128
                                                                             --------------         --------------
              Total assets                                                   $   38,804,809         $   39,045,890
                                                                             ==============         ==============


                              Liabilities and Partners' Capital

Liabilities:
    Accounts payable                                                         $      704,914         $      409,737
    Due to affiliates                                                                 6,379                  4,406
    Partnership distributions payable                                               804,734              1,000,127
                                                                             --------------         --------------
               Total liabilities                                                  1,516,027              1,414,270
                                                                             --------------         --------------
 Partners' capital:
     Wells Real Estate Fund IX                                                   14,590,626             14,960,100
     Wells Real Estate Fund X                                                    18,000,869             18,707,139
     Wells Real Estate Fund XI                                                    3,308,403              2,521,003
     Wells Operating Partnership, L.P.                                            1,388,884              1,443,378
                                                                             --------------         --------------
               Total partners' capital                                           37,288,782             37,631,620
                                                                             --------------         --------------
               Total liabilities and partners' capital                       $   38,804,809         $   39,045,890
                                                                             ==============         ==============

                  The Fund IX, X, XI, and REIT Joint Venture
                           (A Georgia Joint Venture)
                          Statements of Income (Loss)
             for the Years Ended December 31, 1999, 1998, and 1997

                                                                           1999                1998             1997
                                                                       ------------        ------------     ------------
Revenues:
    Rental income                                                       $3,932,962          $2,945,980         $ 28,512
    Interest income                                                        120,080              20,438                0
                                                                        ----------          ----------         --------
                                                                         4,053,042           2,966,418           28,512
                                                                        ----------          ----------         --------
Expenses:
    Depreciation                                                         1,538,912           1,216,293           36,863
    Management and leasing fees                                            286,139             226,643            1,711
    Operating costs, net of reimbursements                                 (43,501)           (140,506)          10,118
    Property administration expense                                         63,311              34,821                0
    Legal and accounting                                                    35,937              15,351                0
                                                                        ----------          ----------         --------
                                                                         1,880,798           1,352,602           48,692
                                                                        ----------          ----------         --------
Net income (loss)                                                       $2,172,244          $1,613,816         $(20,180)
                                                                        ==========          ==========         ========
Net income (loss) allocated to Wells Real Estate Fund IX                $  850,072          $  692,116         $(10,145)
                                                                        ==========          ==========         ========
Net income (loss) allocated to Wells Real Estate Fund X                 $1,056,316          $  787,481         $(10,035)
                                                                        ==========          ==========         ========
Net income allocated to Wells Real Estate Fund XI                       $  184,355          $   85,352                0
                                                                        ==========          ==========         ========
Net income allocated to Wells Operating Partnership, L.P.               $   81,501          $   48,867         $      0
                                                                        ==========          ==========         ========

                  The Fund IX, X, XI, and REIT Joint Venture
                           (A Georgia Joint Venture)
                        Statements of Partners' Capital
             for the Years Ended December 31, 1999, 1998, and 1997


                                           Wells Real         Wells Real        Wells Real            Wells                Total
                                             Estate             Estate            Estate            Operating             Partners'
                                             Fund IX            Fund X            Fund XI        Partnership, L.P.        Capital
                                          ------------      --------------     --------------   -------------------    -------------
Balance, December 31, 1996                 $         0         $        0        $        0         $        0          $         0
   Net loss                                    (10,145)           (10,035)                0                  0              (20,180)
   Partnership contributions                 3,712,938          3,672,838                 0                  0            7,385,776
                                           -----------        -----------        ----------         ----------          -----------
Balance, December 31, 1997                   3,702,793          3,662,803                 0                  0            7,365,596
   Net income                                  692,116            787,481            85,352             48,867            1,613,816
   Partnership contributions                11,771,312         15,613,477         2,586,262          1,480,741           31,451,792
   Partnership distributions                (1,206,121)        (1,356,622)         (150,611)           (86,230)          (2,799,584)
                                           -----------        -----------        ----------         ----------          -----------
Balance, December 31, 1998                  14,960,100         18,707,139         2,521,003          1,443,378           37,631,620
   Net income                                  850,072          1,056,316           184,355             81,501            2,172,244
   Partnership contributions                   198,989                  0           911,027                  0            1,110,016
   Partnership distributions                (1,418,535)        (1,762,586)         (307,982)          (135,995)          (3,625,098)
                                           -----------        -----------        ----------         ----------          -----------
Balance, December 31, 1999                 $14,590,626        $18,000,869        $3,308,403         $1,388,884          $37,288,782
                                           ===========        ===========        ==========         ==========          ===========

                  The Fund IX, X, XI, and REIT Joint Venture
                           (A Georgia Joint Venture)
                           Statements of Cash Flows
             for the Years Ended December 31, 1999, 1998, and 1997

                                                                     1999               1998               1997
                                                                 -----------        ------------     ------------
Cash flows from operating activities:
    Net income (loss)                                            $ 2,172,244        $  1,613,816     $    (20,180)
                                                                 -----------        ------------     ------------
    Adjustments to reconcile net income to net cash
       provided by operating activities:
           Depreciation                                            1,538,912           1,216,293           36,863
           Changes in assets and liabilities:
              Accounts receivable                                   (421,708)            (92,745)         (40,512)
              Prepaid expenses and other assets                      (85,281)           (111,818)        (329,310)
              Accounts payable                                       295,177              29,967          379,770
              Due to affiliates                                        1,973               1,927            2,479
                                                                 -----------        ------------     ------------
                 Total adjustments                                 1,329,073           1,043,624           49,290
                                                                 -----------        ------------     ------------
                 Net cash provided by operating
                     activities                                    3,501,317           2,657,440           29,110
                                                                 -----------        ------------     ------------
Cash flows from investing activities:
    Investment in real estate                                       (930,401)        (24,788,070)      (5,715,847)
                                                                 -----------        ------------     ------------
Cash flows from financing activities:
    Distributions to joint venture partners                       (3,820,491)         (1,799,457)               0
    Contributions received from partners                           1,066,992          24,970,373        5,975,908
                                                                 -----------        ------------     ------------
                 Net cash (used in) provided by
                     financing activities                         (2,753,499)         23,170,916        5,975,908
                                                                 -----------        ------------     ------------
Net (decrease) increase in cash and cash equivalents                (182,583)          1,040,286          289,171
Cash and cash equivalents, beginning of year                       1,329,457             289,171                0
                                                                 -----------        ------------     ------------
Cash and cash equivalents, end of year                           $ 1,146,874        $  1,329,457     $    289,171
                                                                 ===========        ============     ============
Supplemental disclosure of noncash activities:
    Deferred project costs contributed to joint venture          $    43,024        $  1,470,780     $    318,981
                                                                 ===========        ============     ============

    Contribution of real estate assets to joint venture          $         0        $  5,010,639     $  1,090,887
                                                                 ===========        ============     ============

Wells/Orange County Associates

On July 27, 1998, the Operating Partnership entered into a joint venture agreement with Wells Development Corporation, referred to as Wells/Orange County Associates. On July 31, 1998, Wells/Orange County Associates acquired a 52,000-square-foot warehouse and office building located in Fountain Valley, California, known as the Cort Furniture Building.

On September 1, 1998, Fund X and XI Associates acquired Wells Development Corporation's interest in Wells/Orange County Associates which resulted in Fund X and XI Associates becoming a joint venture partner with the Operating Partnership in the ownership of the Cort Furniture Building.

Following are the financial statements for Wells/Orange County Associates:

                        Wells/Orange County Associates
                           (A Georgia Joint Venture)
                                Balance Sheets
                          December 31, 1999 and 1998


                                          Assets

                                                                         1999          1998
                                                                      ----------    ----------
Real estate assets, at cost:
    Land                                                              $2,187,501    $2,187,501
    Building, less accumulated depreciation of $278,652 in 1999
       and $92,087 in 1998                                             4,385,463     4,572,028
                                                                      ----------    ----------
              Total real estate assets                                 6,572,964     6,759,529
Cash and cash equivalents                                                176,666       180,895
Accounts receivable                                                       49,679        13,123
                                                                      ----------    ----------
              Total assets                                            $6,799,309    $6,953,547
                                                                      ==========    ==========

                              Liabilities and Partners' Capital

Liabilities:
    Accounts payable                                                  $        0    $    1,550
    Partnership distributions payable                                    173,935       176,614
                                                                      ----------    ----------
              Total liabilities                                          173,935       178,164
                                                                      ----------    ----------
Partners' capital:
    Wells Operating Partnership, L.P.                                  2,893,112     2,958,617
    Fund X and XI Associates                                           3,732,262     3,816,766
                                                                      ----------    ----------
              Total partners' capital                                  6,625,374     6,775,383
                                                                      ----------    ----------
              Total liabilities and partners' capital                 $6,799,309    $6,953,547
                                                                      ==========    ==========

                        Wells/Orange County Associates
                           (A Georgia Joint Venture)
                             Statements of Income
                for the Years Ended December 31, 1999 and 1998

                                                                     1999            1998
                                                                   --------        --------
Revenues:
    Rental income                                                  $795,545        $331,477
    Interest income                                                       0             448
                                                                   --------        --------
                                                                    795,545         331,925
                                                                   --------        --------
Expenses:
    Depreciation                                                    186,565          92,087
    Management and leasing fees                                      30,360          12,734
    Operating costs, net of reimbursements                           22,229           2,288
    Interest                                                              0          29,472
    Legal and accounting                                              5,439           3,930
                                                                   --------        --------
                                                                    244,593         140,511
                                                                   --------        --------
Net income                                                         $550,952        $191,414
                                                                   ========        ========

Net income allocated to Wells Operating Partnership, L.P.          $240,585        $ 91,978
                                                                   ========        ========

Net income allocated to Fund X and XI Associates                   $310,367        $ 99,436
                                                                   ========        ========

                        Wells/Orange County Associates
                           (A Georgia Joint Venture)
                        Statements of Partners' Capital
                for the Years Ended December 31, 1999 and 1998


                                                   Wells
                                                 Operating         Fund X           Total
                                               Partnership,        and XI         Partners'
                                                   L.P.          Associates        Capital
                                               ------------      ----------      ----------
Balance, December 31, 1997                     $          0      $        0      $        0
    Net income                                       91,978          99,436         191,414
    Partnership contributions                     2,991,074       3,863,272       6,854,346
    Partnership distributions                      (124,435)       (145,942)       (270,377)
                                               ------------      ----------      ----------
Balance, December 31, 1998                        2,958,617       3,816,766       6,775,383
    Net income                                      240,585         310,367         550,952
    Partnership distributions                      (306,090)       (394,871)       (700,961)
                                               ------------      ----------      ----------
Balance, December 31, 1999                     $  2,893,112      $3,732,262      $6,625,374
                                               ============      ==========      ==========

                        Wells/Orange County Associates
                           (A Georgia Joint Venture)
                           Statements of Cash Flows
                for the Years Ended December 31, 1999 and 1998

                                                                                            1999          1998
                                                                                         ---------     -----------
Cash flows from operating activities:

    Net income                                                                           $ 550,952     $   191,414
                                                                                         ---------     -----------
    Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation                                                                    186,565          92,087
           Changes in assets and liabilities:
              Accounts receivable                                                          (36,556)        (13,123)
              Accounts payable                                                              (1,550)          1,550
                                                                                         ---------     -----------
                 Total adjustments                                                         148,459          80,514
                                                                                         ---------     -----------
                 Net cash provided by operating activities                                 699,411         271,928
                                                                                         ---------     -----------
Cash flows from investing activities:
    Investment in real estate                                                                    0      (6,563,700)
                                                                                         ---------     -----------
Cash flows from financing activities:
    Issuance of note payable                                                                     0       4,875,000
    Payment of note payable                                                                      0      (4,875,000)
                                                                                         ---------     -----------
    Distributions to partners                                                             (703,640)        (93,763)
    Contributions received from partners                                                         0       6,566,430
                                                                                         ---------     -----------
                 Net cash (used in) provided by financing activities                      (703,640)      6,472,667
                                                                                         ---------     -----------
Net (decrease) increase in cash and cash equivalents                                        (4,229)        180,895
Cash and cash equivalents, beginning of year                                               180,895               0
                                                                                         ---------     -----------
Cash and cash equivalents, end of year                                                   $ 176,666     $   180,895
                                                                                         =========     ===========
Supplemental disclosure of noncash activities:

    Deferred project costs contributed to joint venture                                  $       0     $   287,916
                                                                                         =========     ===========


Wells/Fremont Associates

On July 15, 1998, the Operating Partnership entered into a joint venture agreement with Wells Development Corporation, referred to as Wells/Fremont Associates. On July 21, 1998, Wells/Fremont Associates acquired a
58,424-square-foot warehouse and office building located in Fremont, California, known as the Fairchild Building.

On October 8, 1998, Fund X and XI Associates acquired Wells Development Corporation's interest in Wells/Fremont Associates which resulted in Fund X and XI Associates becoming a joint venture partner with the Operating Partnership in the ownership of the Fairchild Building.

Following are the financial statements for Wells/Fremont Associates:

                           Wells/Fremont Associates
                           (A Georgia Joint Venture)
                                Balance Sheets
                          December 31, 1999 and 1998

                                          Assets

                                                                              1999              1998
                                                                           ----------        ----------
Real estate assets, at cost:
    Land                                                                   $2,219,251        $2,219,251
    Building, less accumulated depreciation of $428,246 in 1999 and
       $142,720 in 1998                                                     6,709,912         6,995,439
                                                                           ----------        ----------
              Total real estate assets                                      8,929,163         9,214,690
Cash and cash equivalents                                                     189,012           192,512
Accounts receivable                                                            92,979            34,742
                                                                           ----------        ----------
              Total assets                                                 $9,211,154        $9,441,944
                                                                           ==========        ==========

                             Liabilities and Partners' Capital

Liabilities:
    Accounts payable                                                       $    2,015        $    3,565
    Due to affiliate                                                            5,579             2,052
    Partnership distributions payable                                         186,997           189,490
                                                                           ----------        ----------
              Total liabilities                                               194,591           195,107
                                                                           ----------        ----------
Partners' capital:
    Wells Operating Partnership, L.P.                                       6,988,210         7,166,682
    Fund X and XI Associates                                                2,028,353         2,080,155
                                                                           ----------        ----------
              Total partners' capital                                       9,016,563         9,246,837
                                                                           ----------        ----------
              Total liabilities and partners' capital                      $9,211,154        $9,441,944
                                                                           ==========        ==========

                           Wells/Fremont Associates
                           (A Georgia Joint Venture)
                             Statements of Income
                for the Years Ended December 31, 1999 and 1998

                                                                       1999           1998
                                                                     --------       --------
Revenues:
    Rental income                                                    $902,946       $401,058
    Interest income                                                         0          3,896
                                                                     --------       --------
                                                                      902,946        404,954
                                                                     --------       --------
Expenses:
    Depreciation                                                      285,526        142,720
    Management and leasing fees                                        37,355         16,726
    Operating costs, net of reimbursements                             16,006          3,364
    Interest                                                                0         73,919
    Legal and accounting                                                4,885          6,306
                                                                     --------       --------
                                                                      343,772        243,035
                                                                     --------       --------
Net income                                                           $559,174       $161,919
                                                                     ========       ========

Net income allocated to Wells Operating Partnership, L.P.            $433,383       $122,470
                                                                     ========       ========

Net income allocated to Fund X and XI Associates                     $125,791       $ 39,449
                                                                     ========       ========

                           Wells/Fremont Associates
                           (A Georgia Joint Venture)
                        Statements of Partners' Capital
                for the Years Ended December 31, 1999 and 1998


                                                      Wells
                                                    Operating         Fund X          Total
                                                   Partnership,       and XI        Partners'
                                                       L.P.         Associates       Capital
                                                   ------------     ----------     ----------
Balance, December 31, 1997                         $          0     $        0     $        0
   Net income                                           122,470         39,449        161,919
   Partner contributions                              7,274,075      2,083,334      9,357,409
   Partnership distributions                           (229,863)       (42,628)      (272,491)
                                                   ------------     ----------     ----------
Balance, December 31, 1998                            7,166,682      2,080,155      9,246,837
   Net income                                           433,383        125,791        559,174
   Partnership distributions                           (611,855)      (177,593)      (789,448)
                                                   ------------     ----------     ----------
Balance, December 31, 1999                         $  6,988,210     $2,028,353     $9,016,563
                                                   ============     ==========     ==========

                           Wells/Fremont Associates
                           (A Georgia Joint Venture)
                           Statements of Cash Flows
                for the Years Ended December 31, 1999 and 1998

                                                                                          1999             1998
                                                                                       ---------       -----------
Cash flows from operating activities:
   Net income                                                                          $ 559,174       $   161,919
                                                                                       ---------       -----------
   Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation                                                                    285,526           142,720
         Changes in assets and liabilities:
            Accounts receivable                                                          (58,237)          (34,742)
            Accounts payable                                                              (1,550)            3,565
            Due to affiliate                                                               3,527             2,052
                                                                                       ---------       -----------
               Total adjustments                                                         229,266           113,595
                                                                                       ---------       -----------
               Net cash provided by operating activities                                 788,440           275,514
                                                                                       ---------       -----------
Cash flows from investing activities:
   Investment in real estate                                                                   0        (8,983,111)
                                                                                       ---------       -----------
Cash flows from financing activities:
   Issuance of note payable                                                                    0         5,960,000
   Payment of note payable                                                                     0        (5,960,000)
   Distributions to partners                                                            (791,940)          (83,001)
   Contributions received from partners                                                        0         8,983,110
                                                                                       ---------       -----------
               Net cash (used in) provided by financing activities                      (791,940)        8,900,109
                                                                                       ---------       -----------
Net (decrease) increase in cash and cash equivalents                                      (3,500)          192,512
Cash and cash equivalents, beginning of year                                             192,512                 0
                                                                                       ---------       -----------
Cash and cash equivalents, end of year                                                 $ 189,012       $   192,512
                                                                                       =========       ===========

Supplemental disclosure of noncash activities:
   Deferred project costs contributed to joint venture                                 $       0       $   374,299
                                                                                       =========       ===========

Fund XI, XII, and REIT Joint Venture

On May 1, 1999, the Operating Partnership entered into a joint venture with Wells Fund XII and Wells Fund XI. On May 18, 1999, the joint venture purchased a 169,510-square-foot, two-story manufacturing and office building, known as EYBL CarTex, in Fountain Inn, South Carolina. On July 21, 1999, the joint venture purchased a 68,900 square-foot, three-story-office building, known as the Sprint Building, in Leawood, Kansas. On August 17, 1999, the joint venture purchased a 130,000 square-foot office and warehouse building, known as the Johnson Matthey Building, in Chester County, Pennsylvania. On September 20, 1999, the joint venture purchased a 62,400 square-foot, two-story office building, known as the Gartner Building, in Fort Myers, Florida.

Following are the financial statements for the Fund XI, XII, and REIT Joint
Venture:

                   The Fund XI, XII, and REIT Joint Venture
                           (A Georgia Joint Venture)
                                 Balance Sheet
                               December 31, 1999

                                                              Assets

Real estate assets, at cost:
    Land                                                                                               $ 5,048,797
    Building and improvements, less accumulated depreciation of $506,582                                26,811,869
                                                                                                       -----------
              Total real estate assets                                                                  31,860,666
Cash and cash equivalents                                                                                  766,278
Accounts receivable                                                                                        133,777
Prepaid assets and other expenses                                                                           26,486
                                                                                                       -----------
              Total assets                                                                             $32,787,207
                                                                                                       ===========

                                              Liabilities and Partners' Capital

Liabilities:
    Accounts payable                                                                                   $   112,457
    Partnership distributions payable                                                                      680,294
                                                                                                       -----------
              Total liabilities                                                                            792,751
                                                                                                       -----------
Partners' capital:
    Wells Real Estate Fund XI                                                                            8,365,852
    Wells Real Estate Fund XII                                                                           5,467,634
    Wells Operating Partnership, L.P.                                                                   18,160,970
                                                                                                       -----------
              Total partners' capital                                                                   31,994,456
                                                                                                       -----------
              Total liabilities and partners' capital                                                  $32,787,207
                                                                                                       ===========

                   The Fund XI, XII, and REIT Joint Venture
                           (A Georgia Joint Venture)
                              Statement of Income
                     for the Year Ended December 31, 1999

Revenues:
    Rental income                                                                                   $1,443,446
    Other income                                                                                            57
                                                                                                    ----------
                                                                                                     1,443,503
                                                                                                    ----------
Expenses:
    Depreciation                                                                                       506,582
    Management and leasing fees                                                                         59,230
    Operating costs, net of reimbursements                                                               6,433
    Property administration                                                                             14,185
    Legal and accounting                                                                                 4,000
                                                                                                    ----------
                                                                                                       590,430
                                                                                                    ----------
Net income                                                                                          $  853,073
                                                                                                    ==========

Net income allocated to Wells Real Estate Fund XI                                                   $  240,031
                                                                                                    ==========

Net income allocated to Wells Real Estate Fund XII                                                  $  124,542
                                                                                                    ==========

Net income allocated to Wells Operating Partnership, L.P.                                           $  488,500
                                                                                                    ==========


                   The Fund XI, XII, and REIT Joint Venture
                           (A Georgia Joint Venture)
                        Statement of Partners' Capital
                     for the Year Ended December 31, 1999

                                                                                       Wells
                                                Wells Real      Wells Real        Operating           Total
                                                  Estate          Estate         Partnership,       Partners'
                                                  Fund XI         Fund XII           L.P.            Capital
                                                ----------      ----------       ------------      -----------
Balance, December 31, 1998                      $        0      $        0        $         0      $         0
    Net income                                     240,031         124,542            488,500          853,073
    Partnership contributions                    8,470,160       5,520,835         18,376,267       32,367,262
    Partnership distributions                     (344,339)       (177,743)          (703,797)      (1,225,879)
                                                ----------      ----------       ------------      -----------
Balance, December 31, 1999                      $8,365,852      $5,467,634        $18,160,970      $31,994,456
                                                ==========      ==========       ============      ===========

                   The Fund XI, XII, and REIT Joint Venture
                           (A Georgia Joint Venture)
                            Statement of Cash Flows
                     for the Year Ended December 31, 1999


Cash flows from operating activities:
    Net income                                                                                         $   853,073
                                                                                                       -----------
    Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation                                                                                    506,582
           Changes in assets and liabilities:
              Accounts receivable                                                                         (133,777)
              Prepaid expenses and other assets                                                            (26,486)
              Accounts payable                                                                             112,457
                                                                                                       -----------
                 Total adjustments                                                                         458,776
                                                                                                       -----------
                 Net cash provided by operating activities                                               1,311,849
                                                                                                       -----------
Cash flows from financing activities:
    Distributions to joint venture partners                                                               (545,571)
                                                                                                       -----------
Net increase in cash and cash equivalents                                                                  766,278
Cash and cash equivalents, beginning of year                                                                     0
                                                                                                       -----------
Cash and cash equivalents, end of year                                                                 $   766,278
                                                                                                       ===========
Supplemental disclosure of noncash activities:
    Deferred project costs contributed to joint venture                                                $ 1,294,686
                                                                                                       ===========

    Contribution of real estate assets to joint venture                                                $31,072,562
                                                                                                       ===========

  6.     INCOME TAX BASIS NET INCOME AND PARTNERS' CAPITAL

The Operating Partnership's income tax basis net income for the years ended December 31, 1999 and 1998 are calculated as follows:


                                                                                          1999              1998
                                                                                       ----------         --------
Financial statement net income                                                         $3,884,649         $334,034
Increase (decrease) in net income resulting from:
    Depreciation expense for financial reporting purposes in excess of
       amounts for income tax purposes                                                    949,631           82,618
    Rental income accrued for financial reporting purposes in excess of
       amounts for income tax purposes                                                   (789,599)         (35,427)
    Expenses deductible when paid for income tax purposes, accrued for
       financial reporting purposes                                                        49,906            1,634
                                                                                       ----------         --------
              Income tax basis net income                                              $4,094,587         $382,859
                                                                                       ==========         ========

     The Operating Partnership's income tax basis partners' capital at December 31, 1999 and 1998 is computed as follows:

                                                                                    1999                  1998
                                                                                ---------------       ------------
     Financial statement partners' capital                                        $116,015,595         $27,421,687
     Increase (decrease) in partners' capital resulting from:
         Depreciation expense for financial reporting purposes in excess of
            amounts for income tax purposes                                          1,032,249              82,618
         Capitalization of syndication costs for income tax purposes, which are accounted for as cost of capital for financial reporting
            purposes                                                                12,896,312           3,942,545
         Accumulated rental income accrued for financial reporting purposes
            in excess of amounts for income tax purposes                              (825,026)            (35,427)
         Accumulated expenses deductible when paid for income tax purposes,
            accrued for financial reporting purposes                                    51,540               1,634
         Dividends payable                                                           2,166,701             408,176
                                                                                  ------------         -----------
     Income tax basis partners' capital                                           $131,337,371         $31,821,233
                                                                                  ============         ===========

7.   RENTAL INCOME

     The future minimum rental income due from the Operating Partnership's direct investment in real estate or its respective ownership interest in the joint ventures under noncancelable operating leases at December 31, 1999 is as follows:

                 Year ended December 31:
                     2000                          $  11,737,408
                     2001                             11,976,253
                     2002                             12,714,291
                     2003                             12,856,557
                     2004                             12,581,882
                 Thereafter                           54,304,092
                                                   -------------
                                                   $ 116,170,483
                                                   =============

     Three tenants contributed 32%, 16%, and 15% of rental income for the year ended December 31, 1999. In addition, four tenants will contribute 34%, 20%, 17%, and 11% of future minimum rental income.

The future minimum rental income due the Fund IX, X, XI, and REIT Joint Venture under noncancelable operating leases at December 31, 1999 is as follows:

                 Year ended December 31:
                     2000                              $  3,666,570
                     2001                                 3,595,686
                     2002                                 3,179,827
                     2003                                 3,239,080
                     2004                                 3,048,152
                 Thereafter                               5,181,003
                                                       ------------
                                                       $ 21,910,318
                                                       ============

Four tenants contributed 25%, 18%, 13%, and 12% of rental income for the year ended December 31, 1999. In addition, four tenants will contribute 28%, 22%, 15%, and 10% of future minimum rental income.


The future minimum rental income due Wells/Orange County Associates under noncancelable operating leases at December 31, 1999 is as follows:

                 Year ended December 31:
                     2000                       $   758,964
                     2001                           809,580
                     2002                           834,888
                     2003                           695,740
                                                -----------
                                                $ 3,099,172
                                                ===========

One tenant contributed 100% of rental income for the year ended December 31, 1999 and will contribute 100% of future minimum rental income.


The future minimum rental income due Wells/Fremont Associates under noncancelable operating leases at December 31, 1999 is as follows:

                 Year ended December 31:
                     2000                    $   869,492
                     2001                        895,577
                     2002                        922,444
                     2003                        950,118
                     2004                        894,833
                                             -----------
                                             $ 4,532,464
                                             ===========

     One tenant contributed 100% of rental income for the year ended December 31, 1999 and will contribute 100% of future minimum rental income.

     The future minimum rental income due from XI, XII and REIT under noncancelable operating leases at December 31, 1999 is a follows:

                 Year ended December 31:
                     2000                   $  3,085,362
                     2001                      3,135,490
                     2002                      3,273,814
                     2003                      3,367,231
                     2004                      3,440,259
                 Thereafter                    9,708,895
                                            ------------
                                            $ 26,011,051
                                            ============

     Four tenants contributed approximately 34%, 22%, 22%, and 12% of rental income for the year ended December 31, 1999. In addition, four tenants will contribute approximately 30%, 27%, 22%, and 18% of future minimum rental income.

8.   NOTES PAYABLE

     At December 31, 1999, the Operating Partnership had outstanding debt of $23,929,228. Of this amount, $11,430,696 was borrowed under a construction loan with Bank of America in order to finance the construction of a new building for Matsushita Avionics (the "Matsushita Project") and improvements for the AT&T Building. This loan is secured by the Matsushita Project and matures on May 10, 2001. The remaining $12,498,532 was borrowed against the revolving line of credit from SouthTrust Bank, which is collateralized by the PwC Building and matures on December 31, 2000. Interest is paid monthly and accrued at a variable rate based on LIBOR plus 200 basis points for both of these debt instruments. During 1999, the Company paid and capitalized interest costs of $847,451 and $463,873, respectively. The estimated fair value of these notes approximates their carrying value.

     The Operating Partnership also has a $9,825,000 line of credit from Bank of America, which bears interest at a variable rate based on LIBOR plus 200 basis points. No balance was outstanding at December 31, 1999 under this line of credit.

9.   COMMITMENTS AND CONTINGENCIES

     On February 18, 1999, the Operating Partnership entered into a rental income guaranty agreement with Fund VIII and IX Associates (the "joint venture"), whereby the Operating Partnership guaranteed that the joint venture would receive rental income on the existing Matsushita Building, equal to at least the rent and building expenses that the joint venture would have received from Matsushita Avionics over the remaining term of the existing lease. Matsushita Avionics vacated the building on January 3, 2000, while the existing lease term extends through September 2003. The Company paid approximately $61,000 to the joint venture related to the rental income and building expenses due from Matsushita Avionics for the remainder of January 2000. Such payments are made from the Company's operating cash flow and reduce cash available for dividends.

     On July 22, 1999, the Operating Partnership purchased a 7.49 acre tract of land located in Midlothian, Chesterfield County, Virginia for the purpose of constructing a four-story, 100,000 rentable square foot office building (the "ABB Project"). The Operating Partnership entered into an office lease with ABB Power Generation, Inc. ("ABB"), pursuant to which ABB has agreed to lease the ABB Project upon its completion.

     Management, after consultation with legal counsel, is not aware of any significant litigation or claims against the Company, the Operating Partnership, or the Advisor. In the normal course of business, the Company, the Operating Partnership, or the Advisor may become subject to such litigation or claims.

10.  COMMON STOCK OPTION PLAN

     The Wells Real Estate Investment Trust, Inc. Independent Director Stock Option Plan ("the Plan") provides for grants of stock to be made to independent nonemployee directors of the Company. Options to purchase 2,500 shares of common stock at $12 per share are granted upon initially becoming an independent director of the Company. Of these shares, 20% are exercisable immediately on the date of grant. An additional 20% of these shares become exercisable on each anniversary following the date of grant for a period of four years. Effective on the date of each annual meeting of shareholders of the Company, beginning in 2000, each independent director will be granted an option to purchase 1,000 additional shares of common stock. These options vest at the rate of 500 shares per full year of service thereafter. All options granted under the Plan expire no later than the date immediately following the tenth anniversary of the date of grant and may expire sooner in the event of the disability or death of the optionee or if the optionee ceases to serve as a director.

     The Company has adopted the disclosure provisions in SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by the provisions of SFAS No. 123, the Company applies Accounting Principles Board ("APB") Opinion No. 25 and the related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost.

     A summary of the Company's stock option activity during 1999 is as follows:

                                                                                      Exercise
                                                                      Number            Price
                                                                      ------          --------
           Outstanding at December 31, 1998                                0          $      0
              Granted                                                 27,500                12
                                                                      ------          --------
           Outstanding at December 31, 1999                           27,500          $     12
                                                                      ------          --------

           Outstanding options exercisable as of December 31, 1999     5,500          $     12
                                                                      ------          --------

     The weighted average remaining contractual life of options outstanding at December 31, 1999 is approximately 9.5 years. Based on the terms of the options, the fair value of the options granted during 1999 is $0.

11.  QUARTERLY RESULTS (UNAUDITED)

     Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 1999 and 1998:

                                                                                    1999 Quarters Ended
                                                        ---------------------------------------------------------------
                                                          March 31         June 30       September 30      December 31
                                                        ------------    -------------   -------------     -------------
     Revenues                                            $988,000       $1,204,938        $1,803,352       $2,499,105
     Net income                                           393,438          601,975         1,277,019        1,612,217
     Basic and diluted earnings per share                   $0.10            $0.09             $0.18            $0.13
     Dividends per share                                     0.17             0.17              0.18             0.18


                                                                            1998 Quarters Ended
                                                       -----------------------------------------------------------
                                                          March 31      June 30     September 30      December 31
                                                       --------------  ----------- ---------------  ---------------
     Revenues                                                $   0       $10,917        $73,292          $310,969
     Net income                                                  0        10,899         62,128           261,007
     Basic and diluted earnings per share                    $0.00       $  0.16        $  0.06          $   0.18
     Dividends per share                                      0.00          0.00           0.15              0.16


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Wells Real Estate Investment Trust, Inc.:


We have audited the accompanying statement of revenues over certain operating expenses for the DIAL BUILDING for the year ended December 31, 1999. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2, this financial statement excludes certain expenses that would not be comparable with those resulting from the operations of the Dial Building after acquisition by the Wells Operating Partnership, L.P. (on behalf of Wells Real Estate Investment Trust, Inc.). The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Dial Building's revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses presents fairly, in all material respects, the revenues over certain operating expenses of the Dial Building for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP
-----------------------

Atlanta, Georgia
April 10, 2000

                                 DIAL BUILDING

                             STATEMENT OF REVENUES

                        OVER CERTAIN OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1999


RENTAL REVENUES                                     $1,388,868

OPERATING EXPENSES, net of reimbursements                    0
                                                    ----------
REVENUES OVER CERTAIN OPERATING EXPENSES            $1,388,868
                                                    ==========


        The accompanying notes are an integral part of this statement.

                                 DIAL BUILDING

                        NOTES TO STATEMENT OF REVENUES

                        OVER CERTAIN OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1999


 1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Real Estate Property Acquired

On March 29, 2000, the Wells Operating Partnership L.P. ("Wells OP"), a Delaware Limited Partnership formed to acquire, own, lease, operate and manage real properties on behalf of the Wells Real Estate Investment Trust, Inc., acquired the Dial Building from Ryan Companies US, Inc. ("Ryan"). Ryan is not an affiliate of Wells OP. The purchase price of the Dial Building was $14,250,000. Wells OP incurred additional acquisition expenses in connection with the purchase of the Dial Building, including attorney's fees, recording fees, loan fees, and other closing costs, of approximately $35,712. The funds used to purchase the Dial Building consisted of cash and proceeds from Wells OP's lines of credit with SouthTrust Bank, N.A. and Bank of America, N.A.

The entire 129,689 rentable square feet of the Dial Building is currently under a net lease agreement (the "Lease") with Dial Corporation ("Dial"). The Lease was assigned to Wells OP at closing. The Lease commenced on August 14, 1997 and expires on August 31, 2008. Dial has the right to extend the Lease for two additional five-year periods at 95% of the then-current fair market rental rate. Under the Lease, Dial is required to pay as additional rent all real estate taxes, special assessments, utilities, insurance, and other operating costs associated with the Dial Building during the term of the Lease. In addition, Dial is responsible for repair and maintenance of the roof, walls, structure, and foundation, landscaping, and heating, ventilating, air conditioning, mechanical, electrical, plumbing, and other systems.

Rental Revenues

Rental income from the lease is recognized on a straight-line basis over the life of the lease.

 2.     BASIS OF ACCOUNTING

The accompanying statement of revenues over certain operating expenses is presented on the accrual basis. This statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses, such as depreciation, interest, and management fees, not comparable to the operations of the Dial Building after acquisition by Wells OP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Wells Real Estate Investment Trust, Inc.:


We have audited the accompanying statement of revenues over certain operating expenses for the ASML BUILDING for the year ended December 31, 1999. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2, this financial statement excludes certain expenses that would not be comparable with those resulting from the operations of the ASML Building after acquisition by the Wells Operating Partnership, L.P. (on behalf of Wells Real Estate Investment Trust, Inc.). The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the ASML Building's revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses presents fairly, in all material respects, the revenues over certain operating expenses of the ASML Building for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP

/s/  Arthur Andersen LLP
-------------------------

Atlanta, Georgia
April 10, 2000

                                 ASML BUILDING

                             STATEMENT OF REVENUES

                        OVER CERTAIN OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1999





REVENUES:

    Rental income                              $1,849,908
    Tenant reimbursements                         242,143
                                               ----------
              Total revenues                    2,092,051
                                               ----------


OPERATING EXPENSES:

    Ground lease                                  206,625
    Insurance                                       9,628
                                               ----------
              Total operating expenses            216,253
                                               ----------

REVENUES OVER CERTAIN OPERATING EXPENSES       $1,875,798
                                               ==========





        The accompanying notes are an integral part of this statement.

                                 ASML BUILDING

                        NOTES TO STATEMENT OF REVENUES

                        OVER CERTAIN OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1999


 1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Real Estate Property Acquired

On March 29, 2000, the Wells Operating Partnership L.P. ("Wells OP"), a Delaware Limited Partnership formed to acquire, own, lease, operate, and manage real properties on behalf of the Wells Real Estate Investment Trust, Inc., acquired the ASML Building from Ryan Companies U.S., Inc. ("Ryan"). Ryan is not an affiliate of Wells OP. The purchase price of the ASML Building was $17,355,000. Wells OP incurred additional acquisition expenses in connection with the purchase of the ASML Building, including attorney's fees, recording fees, loan fees, and other closing costs, of approximately $48,875. The funds used to purchase the ASML Building consisted of cash and proceeds obtained from Wells OP's lines of credit with SouthTrust Bank, N.A. and Bank of America, N.A. Wells OP also assumed a ground lease with Research Park on 9.51 acres. The ground lease commenced August 22, 1997 and expires on December 31, 2082.

The entire 95,133 rentable square feet of the ASML Building is currently under a net lease agreement (the "Lease") with ASML Lithography, Inc. ("ASML"). The Lease was assigned to Wells OP at closing. The Lease commenced on June 4, 1998 and expires on June 30, 2013. ASML has the right to extend the Lease for two additional five-year periods at the prevailing market rental rate, but in no event less than the rate in force at the end of the preceding lease term. Under the Lease, ASML is required to pay as additional rent the rent associated with the ground lease described above and all real estate taxes, special assessments, utilities, insurance, and other operating costs associated with the ASML Building during the term of the Lease. In addition, ASML is responsible for repair and maintenance of the roof, walls, structure, and foundation, landscaping, and the heating, ventilating, air conditioning, mechanical, electrical, plumbing, and other systems.

Rental Revenues

Rental income from the lease is recognized on a straight-line basis over the life of the lease.

 2.     BASIS OF ACCOUNTING

The accompanying statement of revenues over certain operating expenses is presented on the accrual basis. This statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses, such as depreciation, interest, and management fees, not comparable to the operations of the ASML Building after acquisition by Wells OP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Wells Real Estate Investment Trust, Inc.:


We have audited the accompanying statement of revenues over certain operating expenses for the MOTOROLA BUILDING for the year ended December 31, 1999. This financial statement is the responsibility of management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2, this financial statement excludes certain expenses that would not be comparable with those resulting from the operations of the Motorola Building after acquisition by the Wells Operating Partnership, L.P. (on behalf of Wells Real Estate Investment Trust, Inc.). The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Motorola Building's revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses presents fairly, in all material respects, the revenues over certain operating expenses of the Motorola Building for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP

/s/ Arthur Andersen LLP
-----------------------

Atlanta, Georgia
April 10, 2000

                               MOTOROLA BUILDING

                             STATEMENT OF REVENUES

                        OVER CERTAIN OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1999


REVENUES:

    Rental income                                        $1,817,366
    Tenant reimbursements                                   290,287
                                                         ----------
              Total revenues                              2,107,653
                                                         ----------

OPERATING EXPENSES:

    Ground lease                                            243,826
    Insurance                                                11,951
                                                         ----------
              Total operating expenses                      255,777
                                                         ----------

REVENUES OVER CERTAIN OPERATING EXPENSES                 $1,851,876
                                                         ==========





        The accompanying notes are an integral part of this statement.

                               MOTOROLA BUILDING

                        NOTES TO STATEMENT OF REVENUES

                        OVER CERTAIN OPERATING EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1999


 1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Real Estate Property Acquired

On March 29, 2000, the Wells Operating Partnership L.P. ("Wells OP"), a Delaware Limited Partnership formed to acquire, own, lease, operate and manage real properties on behalf of the Wells Real Estate Investment Trust, Inc., acquired the Motorola Building from Ryan Companies US, Inc. ("Ryan"). Ryan is not an affiliate of Wells OP. The purchase price of the Motorola Building was $16,000,000. Wells OP incurred additional acquisition expenses in connection with the purchase of the Motorola Building, including attorney's fees, recording fees, loan fees, and other closing costs, of approximately $36,622. The funds used to purchase the Motorola Building consisted of cash and proceeds obtained from Wells OP's lines of credit with SouthTrust Bank, N.A. and Bank of America, N.A. In addition, $5,000,000 in loan proceeds were provided by Ryan as seller financing. Wells OP also assumed a ground lease with Research Park on 12.44 gross acres. The ground lease commenced November 19, 1997 and expires on December 31, 2082.

The entire 133,225 rentable square feet of the Motorola Building is currently under a net lease agreement (the "Lease") with Motorola, Inc. ("Motorola"). The Lease was assigned to Wells OP at closing. The initial term of the Lease is seven years, which commenced on August 17, 1998 and expires on August 31, 2005. Motorola has the right to extend the Lease for four additional five-year periods at the prevailing market rental rate. Under the lease, Motorola is required to pay as additional rent the rent associated with the ground lease described above and all real estate taxes, special assessments, utilities, insurance, and other operating costs associated with the Motorola Building during the term of the Lease. In addition, Motorola's responsible for repair and maintenance of the roof, walls, structure, and foundation, landscaping, and the heating, ventilating, air conditioning, mechanical, electrical, plumbing, and other systems.

Rental Revenues

Rental income from the lease is recognized on a straight-line basis over the life of the lease.

  2.     BASIS OF ACCOUNTING

The accompanying statement of revenues over certain operating expenses is presented on the accrual basis. This statement has been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses, such as depreciation, interest, and management fees, not comparable to the operations of the Motorola Building after acquisition by Wells OP.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma balance sheet as of December 31, 1999 has been prepared to give effect to the acquisition of the Dial Building, the ASML Building, and the Motorola Building by the Wells Operating Partnership, L.P. ("Wells OP"), as if each acquisition occurred as of December 31, 1999. The following unaudited pro forma statement of income for the year ended December 31, 1999 has been prepared to give effect to the acquisition of the Dial Building, the ASML Building, and the Motorola Building by the Wells OP as if each acquisition occurred on January 1, 1999.

Wells OP is a Delaware limited partnership that was organized to own and operate properties on behalf of the Wells Real Estate Investment Trust, Inc. Wells Real Estate Investment Trust, Inc. is the general partner of the Wells OP.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions been consummated at the beginning of the period presented.

As of December 31, 1999, the date of the accompanying pro forma balance sheet, Wells OP held cash of $2,929,804. The additional cash used to purchase the Dial Building, the ASML Building, and the Motorola Building, including deferred project costs paid to Wells Capital Inc. (an affiliate of the Wells OP), were raised through the issuance of additional shares subsequent to December 31, 1999, but prior to the acquisition date of March 29, 2000. This balance is reflected in due to affiliate in the accompanying pro forma balance sheet.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.

                            PRO FORMA BALANCE SHEET

                               DECEMBER 31, 1999

                                  (Unaudited)


                                                  Wells Real                Pro Forma Adjustments
                                                    Estate      ---------------------------------------------------        Pro
                                                  Investment          Dial            ASML             Motorola           Forma
                                                 Trust, Inc.        Building        Building           Building           Total
ASSETS:                                         -------------   ----------------   -------------     --------------   --------------
REAL ESTATE ASSETS, at cost:
    Land                                         $ 14,500,822     $ 3,500,000(a)     $         0        $         0     $ 18,146,772
                                                                      145,950(b)
   Buildings less accumulated
      depreciation of $1,726,103                   81,507,040      10,785,712(a)      17,403,875(a)      16,036,622(a)   127,577,482
                                                                      449,764(b)         725,742(b)         668,727(b)
   Construction in progress                        12,561,459               0                  0                  0       12,561,459
                                                 ------------     -----------        -----------        -----------     ------------
            Total real estate assets              108,569,321      14,881,426         18,129,617         16,705,349      158,285,713

INVESTMENT IN JOINT VENTURES                       29,431,176               0                  0                  0       29,431,176

CASH AND CASH EQUIVALENTS                           2,929,804        (878,941)(a)     (1,054,729)(a)       (996,134)(a)            0

DEFERRED OFFERING COSTS                               964,941               0                  0                  0          964,941

DEFERRED PROJECT COSTS                                 28,093          (8,428)(b)        (10,113)(b)         (9,552)(b)            0

DUE FROM AFFILIATES                                   648,354               0                  0                  0          648,354

PREPAID EXPENSES AND OTHER ASSETS                   1,280,601               0                  0                  0        1,280,601
                                                 ------------     -----------        -----------        -----------     ------------
            Total assets                         $143,852,290     $13,994,057        $17,064,775        $15,699,663     $190,610,785
                                                 ============     ===========        ===========        ===========     ============

liabilities and shareholders' equity


LIABILITIES:
   Accounts payable and accrued expenses         $    461,300     $         0        $         0        $         0     $    461,300
   Notes payable                                   23,929,228      12,150,000(a)      14,580,000(a)      13,770,000(a)    64,429,228
   Dividends payable                                2,166,701               0                  0                  0        2,166,701
   Due to affiliate                                 1,079,466       1,256,771(a)       1,769,146(a)       1,270,488(a)     7,337,961
                                                                      587,266(b)         715,629(b)         659,175(b)
                                                 ------------     -----------        -----------        -----------     ------------
            Total liabilities                      27,636,695      13,994,057         17,064,775         15,699,663       74,395,190
                                                 ------------     -----------        -----------        -----------     ------------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST OF UNIT HOLDER IN
   OPERATING PARTNERSHIP                              200,000               0                  0                  0          200,000
                                                 ------------     -----------        -----------        -----------     ------------
SHAREHOLDERS' EQUITY:
   Common shares, $.01 par value;
      40,000,000 shares authorized,
      13,471,085 shares issued and
      outstanding                                     134,710               0                  0                  0          134,710
   Additional paid-in capital                     115,880,885               0                  0                  0      115,880,885
   Retained earnings                                        0               0                  0                  0                0
                                                 ------------     -----------        -----------        -----------     ------------
            Total shareholders' equity            116,015,595               0                  0                  0      116,015,595
                                                 ============     ===========        ===========        ===========     ============
            Total liabilities and
               shareholders' equity              $143,852,290     $13,994,057        $17,064,775        $15,699,663     $190,610,785
                                                 ============     ===========        ===========        ===========     ============

          (a) Reflects Wells Real Estate Investment Trust Inc.'s purchase price for the building.

          (b) Reflects deferred project costs allocated to the building at approximately 4.17% of the purchase price.

                   WELLS REAL ESTATE INVESTMENT TRUST, INC.


                         PRO FORMA STATEMENT OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (Unaudited)

                                              Wells Real                   Pro Forma Adjustments
                                                Estate       -------------------------------------------------      Pro
                                              Investment         Dial              ASML          Motorola          Forma
                                             Trust, Inc.       Building          Building        Building          Total
                                            -------------    ------------    ---------------   ---------------  ------------
REVENUES:
   Rental income                              $4,735,184       $1,388,868(a)    $1,849,908(a)    $1,817,366(a)    $ 9,791,326
   Equity in income of joint ventures          1,243,969                0                0                0         1,243,969
   Interest income                               502,993                0                0                0           502,993
   Other income                                   13,249                0                0                0            13,249
                                              ----------       ----------       ----------       ----------       -----------
                                               6,495,395        1,388,868        1,849,908        1,817,366        11,551,537
                                              ----------       ----------       ----------       ----------       -----------
EXPENSES:
   Depreciation                                1,726,103          449,419(b)       724,185(b)       668,214(b)      3,568,921
   Interest                                      442,029          944,055(c)     1,132,866(c)       681,429(c)      3,650,379
                                                                                                    450,000(d)
   Operating costs, net of
      reimbursements                             (74,666)               0          (25,890)(e)      (34,510)(e)      (135,066)
   Management and leasing fees                   257,744           83,332(f)       104,114(f)        94,670(f)        539,860
   General and administrative                    123,776                0                0                0           123,776
   Legal and accounting                          115,471                0                0                0           115,471
   Computer costs                                 11,368                0                0                0            11,368
   Amortization of organizational costs            8,921                0                0                0             8,921
                                              ----------       ----------       ----------       ----------       -----------
                                               2,610,746        1,476,806        1,936,275        1,859,803         7,883,630
                                              ----------       ----------       ----------       ----------       -----------
NET INCOME                                    $3,884,649       $  (87,938)      $  (86,367)      $  (42,437)      $ 3,667,907
                                              ==========       ==========       ==========       ==========       ===========
HISTORICAL EARNINGS PER SHARE (BASIC
   AND DILUTED)                               $     0.50
                                              ==========
PRO FORMA EARNINGS PER SHARE (BASIC AND
   DILUTED)                                                                                                       $      0.23(g)
                                                                                                                  ===========

          (a)  Rental income recognized on a straight-line basis.

          (b) Depreciation expense on the building using the straight-line method and a 25-year life.

          (c) Interest expense on the $9,000,000 line-of-credit with SouthTrust Bank, N.A. and the $26,500,000 line-of-credit with Bank of America N.A., which bear interest at 7.77%. Total proceeds from both lines-of-credit and the seller financing have been allocated based on the properties' pro-rata portion of the total purchase price.

          (d) Interest expense on the $5,000,000 note payable with Ryan Companies U.S. Inc., the seller, which bears interest at 9%. The seller financing specifically relates to the Motorola Building; consequently, all of the related interest expense is allocated to the Motorola Building.

          (e) Consists of ground lease and insurance expense, which total $216,253 (ASML) and $255,777 (Motorola), net of tenant reimbursements.

          (f) Management and leasing fees equal approximately 6% of rental income.

          (g) As of the property acquisition date of March 29, 2000, Wells Real Estate Investment Trust, Inc. had 16,104,224 shares of common stock outstanding; pro forma earnings per share is calculated as if these shares were outstanding for the entire year ended December 31, 1999.

                            PRIOR PERFORMANCE TABLES

         The following prior performance tables (Tables) provide information relating to real estate investment programs sponsored by the advisor and its affiliates (Wells Public Programs) which have investment objectives substantially similar to Wells Real Estate Investment Trust, Inc. (Wells REIT). (See "Investment Objectives and Criteria.") All of the Wells Public Programs, except for the Wells REIT, have used substantial amounts of capital, and no acquisition indebtedness, to acquire their properties.

         Prospective investors should read these Tables carefully together with the summary information concerning the Wells Public Programs as set forth in the "Prior Performance Summary" section of this prospectus.

         Investors in the Wells REIT will not own any interest in the other Wells Public Programs and should not assume that they will experience returns, if any, comparable to those experienced by investors in the Wells Public Programs.

         The advisor is responsible for the acquisition, operation, maintenance and resale of the real estate properties. The financial results of the Wells Public Programs thus provide an indication of the advisor's performance of its obligations during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

         The following tables are included in this Supplement to the Prospectus:

         Table I - Experience in Raising and Investing Funds (As a Percentage of Investment)

         Table II - Compensation to Sponsor (in Dollars)

         Table III - Annual Operating Results of Wells Public Programs

         Table IV (Results of completed programs) and Table V (sales or disposals of property) have been omitted since none of the Wells Public Programs have sold any of their properties to date.

         Additional information relating to the acquisition of properties by the Wells Public Programs is contained in Table VI, which is included in Part II of the registration statement which the Wells REIT has filed with the Securities and Exchange Commission. As described above, no Wells Public Program has sold or disposed of any property held by it. Copies of any or all information will be provided to prospective investors at no charge upon request.

         The following are definitions of certain terms used in the Tables:

         "Acquisition Fees" shall mean fees and commissions paid by a Wells Public Program in connection with its purchase or development of a property, except development fees paid to a person not affiliated with the Wells Public Program or with a general partner or advisor of the Wells Public Program in connection with the actual development of a project after acquisition of the land by the Wells Public Program.

         "Organization Expenses" shall include legal fees, accounting fees, securities filing fees, printing and reproduction expenses and fees paid to the sponsor in connection with the planning and formation of the Wells Public Program.

         "Underwriting Fees" shall include selling commissions and wholesaling fees paid to broker-dealers for services provided by the broker-dealers during the offering.

                                    TABLE I
                                  (UNAUDITED)

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

         This Table provides a summary of the experience of the sponsors of Wells Public Programs for which offerings have been completed since December 31, 1996. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 1999.

                                                 Wells Real        Wells Real          Wells Real         Wells Real Estate
                                                Estate Fund        Estate Fund         Estate Fund           Investment
                                                  IX, L.P.           X, L.P.            XI, L.P.             Trust, Inc.
                                               -----------        -----------        ------------         ---------------
Dollar Amount Raised                           $35,000,000/(3)/  $ 27,128,912/(4)/   $ 16,532,802/(5)/    $ 132,181,919/(6)/
                                               ===========       ============        ============         =============

Percentage Amount Raised                             100.0%/(3)/          100%/(4)/           100%/(5)/             100%/(6)/

Less Offering Expenses

  Underwriting Fees                                   10.0%              10.0%                9.5%                  9.5%
  Organizational Expenses                              5.0%               5.0%                3.0%                  3.0%
  Reserves/(1)/                                        0.0%               0.0%                0.0%                  0.0%
                                                      ----               ----                ----                  ----
  Percent Available for Investment                    85.0%              85.0%               87.5%                 87.5%

Acquisition and Development Costs
  Prepaid Items and Fees related to

    Purchase of Property                               2.0%               5.4%                0.0%                  1.1%
  Cash Down Payment                                   67.1%              60.5%               84.0%                 82.0%
  Acquisition Fees/(2)/                                4.0%               4.0%                3.5%                  3.5%
  Development and Construction Costs                  11.9%              14.1%                0.0%                  0.3%

Reserve for Payment of Indebtedness                    0.0%               0.0%                0.0%                  0.0%
                                                      ----               ----                ----                  ----

Total Acquisition and Development Cost                85.0%              84.0%               87.5%                 86.9%

Percent Leveraged                                      0.0%               0.0%                0.0%                 17.6%
                                                      ====               ====                ====

Date Offering Began                               01/05/96           12/31/96            12/31/97              01/30/98

Length of Offering                                      12 mo.             12 mo.              12 mo.                23 mo.

Months to Invest 90% of Amount Available
for Investment (Measured from Beginning of
Offering)                                               14 mo.             19 mo.              20 mo.                21 mo.

Number of Investors as of 12/31/99                   2,120              1,812               1,345                 3,839

(1) Does not include general partner contributions held as part of reserves.
(2) Includes acquisition fees, real estate commissions, general contractor fees and/or architectural fees paid to affiliates of the general partners.
(3) Total dollar amount registered and available to be offered was $35,000,000. Wells Real Estate Fund IX, L.P. closed its offering on December 30, 1996, and the total dollar amount raised was $35,000,000.
(4) Total dollar amount registered and available to be offered was $35,000,000. Wells Real Estate Fund X, L.P. closed its offering on December 30, 1997, and the total dollar amount raised was $27,128,912.
(5) Total dollar amount registered and available to be offered was $35,000,000. Wells Real Estate Fund XI, L.P. closed its offering on December 30, 1998, and the total dollar amount raised was $16,532,802.
(6) Total dollar amount registered and available to be offered was $165,000,000. Wells Real Estate Investment Trust, Inc. closed its initial offering on December 20, 1999, and the total dollar amount raised in its initial offering was $132,181,919.

                                   TABLE II
                                  (UNAUDITED)
                            COMPENSATION TO SPONSOR

         The following sets forth the compensation received by our advisor or their affiliates, including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations of Wells Public Programs having similar or identical investment objectives, including our initial public offering the offerings of which have been completed since December 31, 1996. None of these Wells Public Programs have sold or refinanced any of its properties to date. All figures are as of December 31, 1999.

                                                                                           Wells Real
                                                Wells Real    Wells Real     Wells Real      Estate          Other
                                                Estate Fund   Estate Fund    Estate Fund   Investment       Public
                                                 IX, L.P.       X, L.P.       XI, L.P.     Trust, Inc.    Programs/(1)/
                                                 --------       -------       --------     ----------     -----------
Date Offering Commenced                          01/05/96      12/31/96       12/31/97        01/30/98             --

Dollar Amount Raised                           $35,000,000   $ 27,128,912   $ 16,532,802  $132,181,919   $206,241,095
 to Sponsor from Proceeds of Offering:
  Underwriting Fees/(2)/                       $   309,556   $    260,748   $    151,911  $  1,530,882   $    924,156
  Acquisition Fees
   Real Estate Commissions                              --             --             --            --             --
   Acquisition and Advisory Fees/(3)/          $ 1,400,000   $  1,085,157   $    578,648  $  4,626,367   $ 10,159,399

Dollar Amount of Cash Generated from
Operations Before Deducting Payments
to Sponsor/(4)/                                $ 7,064,631   $  4,262,319   $  2,133,705  $  8,002,132   $ 38,076,886

Amount Paid to Sponsor from Operations:
 Property Management Fee(1)                    $   169,661   $    105,410   $     22,200  $    129,208   $  1,434,957
 Partnership Management Fee                             --             --             --            --             --
 Reimbursements                                $   133,784   $    105,132   $     61,058  $    101,605   $  1,613,725
 Leasing Commissions                           $   260,082   $    176,108   $     33,492  $    129,208   $  1,580,482
 General Partner Distributions                          --             --             --            --             --
 Other                                                  --             --             --            --             --

Dollar Amount of Property Sales and
Refinancing

 Payments to Sponsors:
  Cash                                                  --             --             --            --             --
  Notes                                                 --             --             --            --             --

Amount Paid to Sponsor from Property Sales and Refinancing:

  Real Estate Commissions                               --             --             --            --             --
  Incentive Fees                                        --             --             --            --             --
  Other                                                 --             --             --            --             --


(1) Includes compensation paid to general partners from Wells Real Estate Fund I, Wells Real Estate Fund II, Wells Real Estate Fund II-OW, Wells Real Estate Fund III, L.P., Wells Real Estate Fund IV, L.P., Wells Real Estate Fund V, L.P., Wells Real Estate Fund VI, L.P., Wells Real Estate Fund VII, L.P. and Wells Real Estate Fund VIII, L.P. during the past three years. In addition to the amounts shown, affiliates of the general partners of Wells Real Estate Fund I are entitled to certain property management and leasing fees but have elected to defer the payment of such deferred fees until a later year on properties owned by Wells Real Estate Fund I. At December 31, 1999, the amount of such fees due the general partners totaled $2,397,266.
(2) Includes net underwriting compensation and commissions paid to Wells Investment Securities, Inc. in connection with the offering which was not reallowed to participating broker-dealers.
(3) Fees paid to the advisor and its affiliates for acquisition and advisory services in connection with the review and evaluation of potential real property acquisitions.

(4) Includes $487,134 in net cash provided by operating activities, $6,013,970 in distributions to limited partners and $563,527 in payments to sponsor for Wells Real Estate Fund IX, L.P.; $400,825 in net cash provided by operating activities, $3,474,844 in distributions to limited partners and $386,650 in payments to sponsor for Wells Real Estate Fund X, L.P.; $(150,720) in net cash used by operating activities, $2,167,675 in distributions to limited partners and $116,750 in payments to sponsor for Wells Real Estate Fund XI, L.P.; $3,732,726 in net cash provided by operating activities, $3,909,385 in dividends and $360,021 in payments to sponsor for Wells Real Estate Investment Trust, Inc.; and $2,167,163 in net cash provided by operating activities, $31,280,559 in distributions to limited partners and $4,629,164 in payments to sponsor for other public programs.

                                   TABLE III
                                  (UNAUDITED)

     The following six tables set forth operating results of Wells Public Programs the offerings of which have been completed since December 31, 1994. The information relates only to public programs with investment objectives similar to those of the Wells REIT. All figures are as of December 31 of the year indicated.

                             TABLE III (UNAUDITED)
                  OPERATING RESULTS OF WELLS PUBLIC PROGRAMS
                       WELLS REAL ESTATE FUND VII, L.P.

                                                                 1999            1998            1997        1996          1995
                                                                 ----            ----            ----        ----          ----
Gross Revenues/(1)/                                         $   982,630     $   846,306    $   816,237   $  543,291   $    925,246
Profit on Sale of Properties                                         --              --             --           --             --
Less: Operating Expenses/(2)/                                    85,273          85,722         76,838       84,265        114,953
      Depreciation and Amortization/(3)/                          1,562           6,250          6,250        6,250          6,250
                                                            -----------     -----------    -----------   ----------   ------------
Net Income GAAP Basis/(4)/                                  $   895,795     $   754,334    $   733,149   $  452,776   $    804,043
                                                            ===========     ===========    ===========   ==========   ============
Taxable Income: Operations                                  $ 1,255,666     $ 1,109,096    $ 1,008,368   $  657,443   $    812,402
                                                            ===========     ===========    ===========   ==========   ============
Cash Generated (Used By):
  Operations                                                    (82,763)        (72,194)       (43,250)      20,883        431,728
  Joint Ventures                                              1,777,010       1,770,742      1,420,126      760,628        424,304
                                                            -----------     -----------    -----------   ----------   ------------
                                                            $ 1,694,247     $ 1,698,548    $ 1,376,876   $  781,511   $    856,032
Less Cash Distributions to Investors:
  Operating Cash Flow                                         1,688,290       1,636,158      1,376,876      781,511        856,032
  Return of Capital                                                  --              --          2,709       10,805         22,064
  Undistributed Cash Flow from Prior Year Operations                 --              --                          --          9,643
                                                            -----------     -----------    -----------   ----------   ------------
Cash Generated (Deficiency) after Cash Distributions        $     5,957     $    62,390    $    (2,709)  $  (10,805)  $    (31,707)

Special Items (not including sales and financing):
  Source of Funds:
   General Partner Contributions                                     --              --             --           --             --
   Increase in Limited Partner Contributions                $        --     $        --      $      --   $       --   $    805,212
                                                            -----------     -----------    -----------   ----------   ------------
                                                            $     5,957     $    62,390     $   (2,709)  $  (10,805)  $    773,505
Use of Funds:
  Sales Commissions and Offering Expenses                            --              --             --           --   $    244,207
  Return of Original Limited Partner's Investment                    --              --             --           --            100
  Property Acquisitions and Deferred Project Costs                    0         181,070        169,172      736,960     14,971,002
Cash Generated (Deficiency) after Cash                      -----------     -----------    -----------   ----------   ------------
  Distributions and Special Items                           $     5,957     $  (118,680)   $  (171,881)  $ (747,765)  $(14,441,804)
                                                            ===========     ===========    ===========   ==========   ============
Net Income and Distributions Data per $1,000 Invested:
  Net Income on GAAP Basis:
   Ordinary Income (Loss)                                            93              85             86           62             57
    - Operations Class A Units                                     (248)           (224)          (168)         (98)           (20)
    - Operations Class B Units                                       --              --             --           --             --
   Capital Gain (Loss)
Tax and Distributions Data per $1,000 Invested:
  Federal Income Tax Results:
   Ordinary Income (Loss)                                            89              82             78           55             55
    - Operations Class A Units                                     (144)           (134)          (111)         (58)           (16)
    - Operations Class B Units                                       --              --             --           --             --
   Capital Gain (Loss)
Cash Distributions to Investors:
 Source (on GAAP Basis)                                              83              81             70           43             52
  - Investment Income Class A Units                                  --              --             --           --             --
  - Return of Capital Class A Units                                  --              --             --           --             --
  - Return of Capital Class B Units
 Source (on Cash Basis)                                              83              81             70           42             51
  - Operations Class A Units                                         --              --             --            1              1
  - Return of Capital Class A Units                                  --              --             --           --             --
  - Operations Class B Units
Source (on a Priority Distribution Basis)/(5)/                       67              65             54           29             30
 - Investment income Class A Units                                   16              16             16           14             22
 - Return of Capital Class A Units                                   --              --             --           --             --
 - Return of Capital Class B Units
Amount (in Percentage Terms) Remaining Invested in
Program Properties at the end of the Last Year
Reported in the Table                                               100%

(1) Includes $403,325 in equity in earnings of joint ventures and $521,921 from investment of reserve funds in 1995, $457,144 in equity in earnings of joint ventures and $86,147 from investment of reserve funds in 1996, $785,398 in equity in earnings of joint ventures and $30,839 from investment of reserve funds in 1997, $839,037 in equity in earnings of joint ventures and $7,269 from investment of reserve funds in 1998, and $981,104 in equity in earnings of joint ventures and $1,526 from investment of reserve funds in 1999. At December 31, 1999, the leasing status was 97% including developed property in initial lease up.
(2)  Includes partnership administrative expenses.
(3) Included in equity in earnings of joint ventures in gross revenues is depreciation of $140,533 for 1995, $605,247 for 1996, $877,869 for 1997,
     $955,245 for 1998, and $982,052 for 1999.
(4) In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $950,826 to Class A Limited Partners, $(146,503) to Class B Limited Partners and $(280) to the General Partners for 1995; $1,062,605 to Class A Limited Partners, $(609,829) to Class B Limited Partners and $0 to the General Partners for 1996; $1,615,965 to class A Limited Partners, $(882,816) to Class B Limited Partners and $0 to the General Partners for 1997; $1,704,213 to Class A Limited Partners, $(949,879) to Class B Limited Partners and $0 to the General Partners for 1998; and $1,879,410 to Class A Limited Partners, $(983,615) to Class B Limited Partners and $0 to the General Partners for 1999.
(5) Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Class A Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Class B Limited Partners. The amount of cash distributions paid per unit to Class A Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Class B Limited Partners. As of December 31, 1999, the aggregate amount of such priority distributions payable to Class B Limited Partners totaled $1,680,730.

                             TABLE III (UNAUDITED)
                  OPERATING RESULTS OF WELLS PUBLIC PROGRAMS
                       WELLS REAL ESTATE FUND VIII, L.P.

                                                               1999           1998          1997           1996           1995
                                                               ----           ----          ----           ----           ----
Gross Revenues/(1)/                                        $ 1,360,497    $  1,362,513  $  1,204,018    $  1,057,694    $  402,428
Profit on Sale of Properties                                        --              --            --              --            --
Less: Operating Expenses/(2)/                                   87,301          87,092        95,201         114,854       122,264
      Depreciation and Amortization/(3)/                         6,250           6,250         6,250           6,250         6,250
                                                           -----------    ------------  ------------    ------------    ----------
Net Income GAAP Basis/(4)/                                   1,266,946       1,269,171  $  1,102,567    $    936,590       273,914
                                                           ===========    ============  ============    ============    ==========
Taxable Income: Operations                                   1,672,844       1,683,192  $  1,213,524    $  1,001,974       404,348
                                                           ===========    ============  ============    ============    ==========
Cash Generated (Used By):
  Operations                                                   (87,298)        (63,946)        7,909         623,268       204,790
  Joint Ventures                                             2,558,623       2,293,504     1,229,282         279,984        20,287
                                                           -----------    ------------  ------------    ------------    ----------
                                                           $ 2,471,325    $  2,229,558  $  1,237,191    $    903,252       225,077
Less Cash Distributions to Investors:
  Operating Cash Flow                                        2,379,215       2,218,400     1,237,191         903,252            --
  Return of Capital                                                 --              --       183,315           2,443            --
  Undistributed Cash Flow from Prior Year                           --              --            --         225,077            --
                                                           -----------    ------------  ------------    ------------    ----------
Operations                                                 $    92,110    $     11,158  $   (183,315)   $   (227,520)      225,077
Cash Generated (Deficiency) after Cash
Distributions

Special Items (not including sales and financing):

  Source of Funds:
   General Partner Contributions                                    --              --            --              --            --
   Increase in Limited Partner Contributions/(5)/                   --              --            --       1,898,147    30,144,542
                                                           -----------    ------------  ------------    ------------    ----------
                                                           $              $     11,158  $   (183,315)   $  1,670,627    30,369,619
                                                           -----------

Use of Funds:
  Sales Commissions and Offering Expenses                           --              --            --         464,760     4,310,028
  Return of Limited Partner's Investment                            --              --         8,600              --            --
  Property Acquisitions and Deferred
    Project Costs                                                    0       1,850,859    10,675,811       7,931,566     6,618,273
                                                           -----------    ------------  ------------    ------------    ----------
Cash Generated (Deficiency) after Cash
Distributions and Special Items                            $    92,110    $ (1,839,701) $(10,867,726)   $ (6,725,699)   19,441,318
                                                           ===========    ============  ============    ============    ==========
Net Income and Distributions Data per
$1,000 Invested:
  Net Income on GAAP Basis:
   Ordinary Income (Loss)
    - Operations Class A Units                                      91              91            73              46            28
    - Operations Class B Units                                    (247)           (212)         (150)            (47)           (3)
   Capital Gain (Loss)                                              --              --            --              --            --

Tax and Distributions Data per $1,000
Invested:
  Federal Income Tax Results:
   Ordinary Income (Loss)                                           88              89            65              46            17
    - Operations Class A Units                                     154            (131)          (95)            (33)           (3)
    - Operations Class B Units                                      --              --            --              --            --
   Capital Gain (Loss)

Cash Distributions to Investors:
 Source (on GAAP Basis)
  - Investment Income Class A Units                                 87              83            54              43            --
  - Return of Capital Class A Units                                 --              --            --              --            --
  - Return of Capital Class B Units                                 --              --            --              --            --
 Source (on Cash Basis)
  - Operations Class A Units                                        87              83            47              43            --
  - Return of Capital Class A Units                                 --              --             7               0            --
  - Operations Class B Units                                        --              --            --              --            --
Source (on a Priority Distribution Basis)/(5)/
 - Investment Income Class A Units                                  70              67            42              33            --
 - Return of Capital Class A Units                                  17              16            12              10            --
 - Return of Capital Class B Units                                  --              --            --              --            --

Amount (in Percentage Terms) Remaining
Invested in Program Properties at the end                          100%
of the Last Year Reported in the Table

(1) Includes $28,377 in equity in earnings of joint ventures and $374,051 from investment of reserve funds in 1995, $241,819 in equity in earnings of joint ventures and $815,875 from investment of reserve funds in 1996, $1,034,907 in equity in earnings of joint ventures and $169,111 from investment of reserve funds in 1997, $1,346,367 in equity in earnings of joint ventures and $16,146 from investment of reserve funds in 1998, and $1,360,494 in equity in earnings of joint ventures and $3 from investment of reserve funds in 1999. At December 31, 1999, the leasing status was 98% including developed property in initial lease up.
(2)  Includes partnership administrative expenses.
(3) Included in equity in earnings of joint ventures in gross revenues is depreciation of $14,058 for 1995, $265,259 for 1996, $841,666 for 1997,
     $1,157,355 for 1998, and $1,209,171 for 1999.
(4) In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $294,221 to Class A Limited Partners, $(20,104) to Class B Limited Partners and $(203) to the General Partners for 1995; $1,207,540 to Class A Limited Partners, $(270,653) to Class B Limited Partners and $(297) to the General Partners for 1996; $1,947,536 to Class A Limited Partners, $(844,969) to Class B Limited Partners and $0 to the General Partners for 1997; $2,431,246 to Class A Limited Partners, $(1,162,075) to Class B Limited Partners and $0 to the General Partners for 1998; and $2,481,559 to Class A Limited Partners, $(1,214,613) to Class B Limited Partners and $0 to the General Partners for 1999.
(5) Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Class A Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Class B Limited Partners. The amount of cash distributions paid per unit to Class A Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Class B Limited Partners. As of December 31, 1999, the aggregate amount of such priority distributions payable to Class B Limited Partners totaled $1,464,810.

                             TABLE III (UNAUDITED)
                  OPERATING RESULTS OF WELLS PUBLIC PROGRAMS
                        WELLS REAL ESTATE FUND IX, L.P.

                                                         1999           1998            1997             1996         1995
                                                         ----           ----            ----             ----         ----
Gross Revenues/(1)/                                   $ 1,593,734    $ 1,561,456    $  1,199,300     $   406,891       N/A
Profit on Sale of Properties                                    -              -               -               -
Less: Operating Expenses/(2)/                              90,903        105,251         101,284         101,885
      Depreciation and Amortization/(3)/                   12,500          6,250           6,250           6,250
                                                                     -----------    ------------     -----------
Net Income GAAP Basis/(4)/                            $ 1,490,331    $ 1,449,955    $  1,091,766     $   298,756
                                                      ===========    ===========    ============     ===========
Taxable Income: Operations                            $ 1,924,542    $ 1,906,011    $  1,083,824     $   304,552
                                                      ===========    ===========    ============     ===========
Cash Generated (Used By):
  Operations                                          $   (94.403)   $    80,147    $    501,390     $   151,150
  Joint Ventures                                        2,814,870      2,125,489         527,390               -
                                                      -----------    -----------    ------------     -----------
                                                      $ 2,720,467    $ 2,205,636    $  1,028,780     $   151,150
Less Cash Distributions to Investors:
  Operating Cash Flow                                   2,720,467      2,188,189       1,028,780         149,425
  Return of Capital                                        15,528              -    $     41,834     $         -
  Undistributed Cash Flow From Prior Year Operations       17,447              -           1,725               -
                                                      -----------    -----------    ------------     -----------
Cash Generated (Deficiency) after Cash Distributions  $   (32,975)   $    17,447    $    (43,559)    $     1,725

Special Items (not including sales and financing):
  Source of Funds:
   General Partner Contributions                                -              -               -               -
   Increase in Limited Partner Contributions                    -              -               -      35,000,000
                                                      -----------    -----------    ------------     -----------
                                                      $   (32,975)   $    17,447    $    (43,559)    $35,001,725
Use of Funds:
  Sales Commissions and Offering Expenses                       -              -         323,039       4,900,321
  Return of Original Limited Partner's Investment               -              -             100               -
  Property Acquisitions and Deferred Project Costs        190,853      9,455,554      13,427,158       6,544,019
                                                      -----------    -----------    ------------     -----------
Cash Generated (Deficiency) after Cash
  Distributions and Special Items                     $  (223,828)   $(9,438,107)   $(13,793,856)    $23,557,385
                                                      ===========    ===========    ============     ===========

Net Income and Distributions Data per $1,000
  Invested:
  Net Income on GAAP Basis:
   Ordinary Income (Loss)
    - Operations Class A Units                                 89             88              53              28
    - Operations Class B Units                               (272)          (218)            (77)            (11)
   Capital Gain (Loss)                                          -              -               -               -

Tax and Distributions Data per $1,000 Invested:
  Federal Income Tax Results:
   Ordinary Income (Loss)
    - Operations Class A Units                                 86             85              46              26
    - Operations Class B Units                               (164)          (123)            (47)            (48)
   Capital Gain (Loss)                                          -              -               -               -

Cash Distributions to Investors:
 Source (on GAAP Basis)
  - Investment Income Class A Units                            88             73              36              13
  - Return of Capital Class A Units                             2              -               -               -
  - Return of Capital Class B Units                             -              -               -               -
 Source (on Cash Basis )
  - Operations Class A Units                                   89             73              35              13
  - Return of Capital Class A Units                             1              -               1               -
  - Operations Class B Units                                    -              -               -               -
Source (on a Priority Distribution Basis)/(5)/
 - Investment Income Class A Units                             77             61              29              10
 - Return of Capital Class A Units                             13             12               7               3
 - Return of Capital Class B Units                              -              -               -               -

Amount (in Percentage Terms) Remaining Invested in
Program Properties at the end of the Last Year
Reported in the Table                                         100%

(1) Includes $23,007 in equity in earnings of joint ventures and $383,884 from investment of reserve funds in 1996, and $593,914 in equity in earnings of joint ventures and $605,386 from investment of reserve funds in 1997, $1,481,869 in equity in earnings of joint ventures and $79,587 from investment of reserve funds in 1998, and $1,593,734 in equity in earnings of joint ventures and $0 from investment of reserve funds in 1999. At December 31, 1999, the leasing status was 100% including developed property in initial lease up.

(2)  Includes partnership administrative expenses.

(3) Included in equity in earnings of joint ventures in gross revenues is depreciation of $25,286 for 1996, $469,126 for 1997, $1,143,407 for 1998,
     and $1,210,939 for 1999.

(4) In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $330,270 to Class A Limited Partners, $(31,220) to Class B Limited Partners and $(294) to the General Partners for 1996; $1,564,778 to Class A Limited Partners, $(472,806) to Class B Limited Partners and $(206) to the General Partners for 1997; $2,597,938 to Class A Limited Partners, $(1,147,983) to Class B Limited Partners and $0 to the General Partners for 1998; and $2,713,636 to Class A Limited Partners, $(1,223,305) to Class B Limited Partners and $0 to the General Partners for 1999.

(5) Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Class A Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Class B Limited Partners. The amount of cash distributions paid per unit to Class A Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Class B Limited Partners. As of December 31, 1999, the aggregate amount of such priority distributions payable to Class B Limited Partners totaled $993,010.

                             TABLE III (UNAUDITED)
                  OPERATING RESULTS OF WELLS PUBLIC PROGRAMS
                        WELLS REAL ESTATE FUND X, L.P.

                                                        1999             1998            1997           1996         1995
                                                        ----             ----            ----           ----         ----
Gross Revenues/(1)/                              $  1,309,281    $  1,204,597    $    372,507            N/A          N/A
Profit on Sale of Properties                               --              --              --
Less: Operating Expenses/(2)/                          98,213          99,034          88,232
      Depreciation and Amortization/(3)/               18,750          55,234           6,250
                                                 ------------    ------------    ------------
Net Income GAAP Basis(4)                         $  1,192,318    $  1,050,329    $    278,025
                                                 ============    ============    ============
Taxable Income: Operations                       $  1,449,771    $  1,277,016    $    382,543
                                                 ============    ============    ============
Cash Generated (Used By):
  Operations                                          (99,862)   $    300,019    $    200,668
  Joint Ventures                                    2,175,915         886,846              --
                                                 ------------    ------------    ------------
                                                    2,076,053    $  1,186,865    $    200,668
Less Cash Distributions to Investors:
  Operating Cash Flow                               2,067,801       1,186,865              --
  Return of Capital                                        --          19,510              --
  Undistributed Cash Flow From Prior Year                  --         200,668              --
                                                 ------------    ------------    ------------
Operations                                       $      8,252    $   (220,178)   $    200,668
Cash Generated (Deficiency) after Cash
Distributions

Special Items (not including sales and
financing):
  Source of Funds:
   General Partner Contributions                           --              --              --
   Increase in Limited Partner Contributions               --              --      27,128,912
                                                 ------------    ------------    ------------
                                                 $      8,252    $   (220,178)   $ 27,329,580

Use of Funds:
  Sales Commissions and Offering Expenses                  --         300,725       3,737,363
  Return of Original Limited Partner's
   Investment                                              --              --             100
  Property Acquisitions and Deferred Project                0      17,613,067       5,188,485
                                                 ------------    ------------    ------------
Costs
Cash Generated (Deficiency) after Cash           $      8,252    $(18,133,970    $ 18,403,632
                                                 ============    ============    ============
Distributions and Special Items

Net Income and Distributions Data per $1,000
Invested:
 Net Income on GAAP Basis:
 Ordinary Income (Loss)                                    97              85              28
 - Operations Class A Units                              (160)           (123)             (9)
 - Operations Class B Units                                --              --              --
 Capital Gain (Loss)

Tax and Distributions Data per $1,000
Invested:
 Federal Income Tax Results:
 Ordinary Income (Loss)
 - Operations Class A Units                                92              78              35
 - Operations Class B Units                              (100)            (64)              0
Capital Gain (Loss)                                        --              --              --

Cash Distributions to Investors:
 Source (on GAAP Basis)
 - Investment Income Class A Units                         95              66              --
 - Return of Capital Class A Units                         --              --              --
 - Return of Capital Class B Units                         --              --              --
Source (on Cash Basis)
 - Operations Class A Units                                95              56              --
 - Return of Capital Class A Units                         --              10              --
 - Operations Class B Units                                --              --              --
Source (on a Priority Distribution Basis)/(5)/
 - Investment Income Class A Units                         71              48              --
 - Return of Capital Class A Units                         24              18              --
 - Return of Capital Class B Units                         --              --              --

Amount (in Percentage Terms) Remaining
Invested in Program Properties at the end
of the Last Year Reported in the Table                    100%

(1) Includes $(10,035) in equity in earnings of joint ventures and $382,542 from investment of reserve funds in 1997, $869,555 in equity in earnings of joint ventures, $120,000 in rental income and $215,042 from investment of reserve funds in 1998, and $1,309,281 in equity in earnings of joint ventures and $0 from investment of reserve funds in 1999. At December 31, 1999, the leasing status was 100% including developed property in initial lease up.
(2)  Includes partnership administrative expenses.
(3) Included in equity in earnings of joint ventures in gross revenues is depreciation of $18,675 for 1997, $674,986 for 1998, and $891,911 for 1999.
(4) In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $302,862 to Class A Limited Partners, $(24,675) to Class B Limited Partners and $(162) to the General Partners for 1997, $1,779,191 to Class A Limited Partners, $(728,524) to Class B Limited Partners and $(338) to General Partners for 1998; and $2,084,229 to Class A Limited Partners, ($891,911) to Class B Limited Partners and $0 to the General Partners for 1999.
(5) Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Class A Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Class B Limited Partners. The amount of cash distributions paid per unit to Class A Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Class B Limited Partners. As of December 31, 1999, the aggregate amount of such priority distributions payable to Class B Limited Partners totaled $909,527.

                             TABLE III (UNAUDITED)
                  OPERATING RESULTS OF WELLS PUBLIC PROGRAMS
                        WELLS REAL ESTATE FUND XI, L.P.

                                                            1999            1998        1997          1996         1995
                                                            ----            ----        ----          ----         ----
Gross Revenues/(1)/                                    $   766,586     $     262,729     N/A           N/A          N/A
Profit on Sale of Properties                                    --                --
Less: Operating Expenses/(2)/                              111,058           113,184
      Depreciation and Amortization/(3)/                    25,000             6,250
                                                                       -------------
Net Income GAAP Basis/(4)/                             $   630,528     $     143,295
                                                       ===========     =============
Taxable Income: Operations                             $   704,108     $     177,692
                                                       -----------     -------------
Cash Generated (Used By):
  Operations                                                40,906           (50,858)
  Joint Ventures                                           705,394           102,662
                                                                       -------------
                                                           746,300            51,804
Less Cash Distributions to Investors:
  Operating Cash Flow                                      746,300            51,804
  Return of Capital                                         49,761            48,070
  Undistributed Cash Flow From Prior Year                       --               --
                                                       -----------     -------------
Operations                                             $   (49,761)    $     (48,070)
Cash Generated (Deficiency) after Cash
Distributions

Special Items (not including sales and financing):

  Source of Funds:
   General Partner Contributions                                --                --

   Increase in Limited Partner Contributions                              16,532,801
                                                       -----------     -------------
                                                       $   (49,761)    $  16,484,731

Use of Funds:
  Sales Commissions and Offering Expenses                  214,609         1,779,661
  Return of Original Limited Partner's Investment              100                --
  Property Acquisitions and Deferred Project Costs       9,005,979         5,412,870
                                                       -----------     -------------
Cash Generated (Deficiency) after Cash
Distributions and Special Items                        $ 9,270,449     $   9,292,200
                                                       ===========     =============

Net Income and Distributions Data per
$1,000 Invested:
  Net Income on GAAP Basis:
   Ordinary Income (Loss)                                       77                50
    - Operations Class A Units                                (112)              (77)
    - Operations Class B Units                                  --                --
   Capital Gain (Loss)

Tax and Distributions Data per $1,000
Invested:
  Federal Income Tax Results:
   Ordinary Income (Loss)                                       71                18
    - Operations Class A Units                                 (73)              (17)
    - Operations Class B Units                                  --                --
   Capital Gain (Loss)

Cash Distributions to Investors:
 Source (on GAAP Basis)
  - Investment Income Class A Units                             60                14
  - Return of Capital Class A Units                             --                --
  - Return of Capital Class B Units                             --                --
 Source (on Cash Basis)
  - Operations Class A Units                                    56                 7
  - Return of Capital Class A Units                              4                 7
  - Operations Class B Units                                    --                --
Source (on a Priority Distribution Basis)/(5)/
 - Investment Income Class A Units                              46                11
 - Return of Capital Class A Units                              14                 3
 - Return of Capital Class B Units                              --                --

Amount (in Percentage Terms) Remaining
Invested in Program Properties at the end                      100%
of the Last Year Reported in the Table

(1) Includes $142,163 in equity in earnings of joint ventures and $120,566 from investment of reserve funds in 1998, and $607,579 in equity in earnings of joint ventures and $159,007 from investment of reserve funds for 1999. At December 31, 1999, the leasing status was 100% including developed property in initial lease up.
(2)  Includes partnership administrative expenses.
(3) Included in equity in earnings of joint ventures in gross revenues is depreciation of $105,458 for 1998, and $353,840 for 1999.
(4) In accordance with the partnership agreement, net income or loss, depreciation and amortization are allocated $254,862 to Class A Limited Partners, $(111,067) to Class B Limited Partners and $(500) to General Partners for 1998; and $1,009,368 to Class A Limited Partners, $(378,840) to Class B Limited Partners and $0 to the General Partners for 1999.
(5) Pursuant to the terms of the partnership agreement, an amount equal to the cash distributions paid to Class A Limited Partners is payable as priority distributions out of the first available net proceeds from the sale of partnership properties to Class B Limited Partners. The amount of cash distributions paid per unit to Class A Limited Partners is shown as a return of capital to the extent of such priority distributions payable to Class B Limited Partners. As of December 31, 1999, the aggregate amount of such priority distributions payable to Class B Limited Partners totaled $213,006.